THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

DUKE REALTY LIMITED PARTNERSHIP

Dated as of July 31, 2009

i

Section 9.16.	Meetings	36

Section 9.17.	Consent of Partners and Assignees	36

Section 9.18.	Limitation on Benefits of this Agreement	36

Section 9.19.	Special Power of Attorney	36

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

DUKE REALTY LIMITED PARTNERSHIP

Duke Realty Corporation, an Indiana corporation and the Persons whose names are set forth on Exhibit 1 hereto, hereby adopt and agree as provided in the following Third Amended and Restated Agreement of Limited Partnership (the “Agreement”).

ARTICLE I

GENERAL PROVISIONS

Section 1.01. Name. The name of the Partnership is Duke Realty Limited Partnership.

Section 1.02. Place of Business. The specified office of the Partnership shall be 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, or such location as may be selected from time to time by the General Partner.

Section 1.03. Continuation and Term. The Partners agree that as of the date of this Agreement (i) the Persons listed in Exhibit 1 (other than the General Partner) are Limited Partners and (ii) the Second Amended and Restated Agreement of Limited Partnership dated July 2, 1999 (the “Prior Partnership Agreement”) that previously evidenced the Partnership is hereby amended and restated in its entirety, subject to the terms provided herein, and the Partnership is continued without interruption under and pursuant to the terms and provisions of the Act. The term of the Partnership shall extend until December 31, 2099, subject to extension as provided in Section 6.05, unless sooner terminated as hereinafter provided.

Section 1.04. Definitions. The following terms have the following meanings herein:

“Act” means the Indiana Revised Uniform Limited Partnership Act, as now or hereafter amended.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Sections 2.02 and 4.02, and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means, with respect to any Partner, such Partner’s Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments:

(i)	Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to this Agreement or an Indemnity Agreement, deemed obligated to restore to the Partnership pursuant to Section 1.704-l(b)(2)(ii)(c) of the Treasury Regulations or deemed obligated to restore to the Partnership pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, and

(ii)	Debit to such Capital Account the items described in Section 1.704-1 (b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

“Affiliate” means a Person who, with respect to another person, directly or indirectly controls, is controlled by or is under common control with such other Person.

“Aggregate Indemnity Amount” means with respect to the Indemnitor Partners, as a group, the aggregate amount of Indemnity Amounts, if any, of the Indemnitor Partners, as determined on the date in question.

“Aggregate Restoration Amount” means with respect to the Obligated Partners, as a group, the aggregate amount of the Restoration Amounts, if any, of the Obligated Partners, as determined on the date in question.

“Agreed Value” means (i) in the case of any property owned by the Partnership as of the date immediately prior to the Merger, the fair market value of such property; and (ii) in the case of any Contributed Property contributed pursuant to or subsequent to the Merger, the fair market value of such property or other consideration at the time of contribution, in each case as determined by the General Partner using such reasonable method of valuation as it may adopt, reduced in either case by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed.

“Assignee” means a Person who has acquired a direct beneficial interest in the Partnership but who has not become a Substituted Partner.

“Assignee of Record” means an Assignee whose beneficial interest in the Partnership has been recorded on the books of the Partnership and is the subject of a written assignment, the effective date of which has passed.

“Assignment” means, for purposes of Article VII with regard to Units, any sale, assignment, transfer, pledge, encumbrance or other disposition of, or the granting of a security interest in, one or more Units, including without limitation a transfer in connection with a dissolution, merger, consolidation or similar action of a Partner or an Assignee, but does not include a redemption or acquisition of Units from a Limited Partner pursuant to Section 7.07. “Assign” means to effect an Assignment.

“Bankruptcy” means, with respect to a Person, the happening of any of the following:

(i)	The entry by a court or governmental agency having jurisdiction in the premises of a decree or order for relief in respect of the Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person, or for any substantial part of such Person’s property or ordering the winding up or liquidation of such Person’s affairs, and such decree or order remaining unstayed and in effect for a period of sixty (60) consecutive days; or

(ii)	The consent by the Person to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any substantial part of such Person’s property, or the filing of a pleading in any court of record admitting in writing the inability of the Person to pay his, her or its debts as they come due; or

(iii)	The commencement by the Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law; or

(iv)	The making by the Person of a general assignment for the benefit of creditors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Indianapolis, Indiana are authorized or required by law to close.

“Capital Account” means, as to any Partner, a book account maintained in accordance with the following provisions: To each Partner’s Capital Account there shall be credited:

(i)	The Agreed Value of any property other than cash such Partner has contributed to the Partnership as a Capital Contribution;

(ii)	The amount of cash such Partner has contributed to the Partnership (including any contribution pursuant to Section 4.01 and Section 2.05, and including any payments in satisfaction of Recourse Liabilities made by an Indemnitor Partner pursuant to an Indemnity Agreement);

(iii)	The amount of Profits allocated to such Partner and any items in the nature of income or profits that are specifically allocated to such Partner pursuant to Section 4.06; and

(iv)	The amount of any liabilities of the Partnership that are assumed by the Partner or are secured by any property distributed by the Partnership to such Partner determined in accordance with Treasury Regulations issued under Section 752 of the Code;

To each Partner’s Capital Account there shall be debited:

(i)	The amount of cash and the gross fair market value of any Partnership asset distributed to such Partner with respect to the Partner’s Units pursuant to any provision of this Agreement;

(ii)	The amount of Losses allocated to such Partner and any items in the nature of expenses or losses that are allocated to such Partner pursuant to Section 4.06; and

(iii)	Any reimbursement by the Partnership to an Indemnitor Partner pursuant to an Indemnity Agreement.

Each Partner’s Capital Account shall be further maintained and adjusted in accordance with the Code and Treasury Regulations thereunder, including any other adjustments to Capital Accounts provided in the Treasury Regulations issued under Section 704 of the Code, such as, but not limited to, increases or decreases to reflect a revaluation of Partnership property on the Partnership’s books in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(f). The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Any questions with respect to a Partner’s Capital Account shall be resolved by the General Partner in its reasonable discretion, applying principles consistent with this Agreement. Generally, a transferee of a Partnership interest shall succeed to the Capital Account relating to the Partnership interest transferred or the corresponding portion thereof. The Capital Account of a Partner may, under certain circumstances, be an amount less than zero.

“Capital Contribution” means the total amount of cash and the Agreed Value of any Contributed Property contributed to the Partnership by a Partner.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law). A reference to a section of the Code shall be deemed to include any amendatory or successor provision thereto.

“Code Section 705(a)(2)(B) Expenditures” mean expenditures described in Code Section 705(a)(2)(B) and any amounts treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i)(2).

“Common Units” means Units that are not Preferred Units.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed by any Partner or deemed contributed by any Partner to the Partnership.

“Current Market Price” means for a REIT Share at any date, the average of the daily closing prices for thirty (30) consecutive Business Days commencing forty-five (45) Business Days before such date, where the closing price for each day is (A) the last reported sale price or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices, in either case on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the REIT Shares are admitted to trading or listed; or (B) if not listed or admitted to trading on any national securities exchange, the mean between the closing high bid and low asked quotations of the REIT Shares on any system of automated dissemination of quotations of securities prices then in common use, if so quoted; or (C) if not so listed or admitted for trading on such exchange and if not so quoted, the mean between the high bid and low asked quotations for REIT Shares as reported by the OTC Pink Sheets or such other nationally recognized quotation service selected by the General Partner for that purpose, if at least two securities dealers have inserted both bid and asked quotations for the REIT Shares on at least five (5) of the ten (10) trading days preceding such valuation date; or (D) if none of the conditions set forth in (A), (B), or (C) is met, unless the holder of the REIT Shares or Units and the General Partner otherwise agree, the fair market value of such REIT Shares as determined by a member firm of the New York Stock Exchange, Inc. mutually acceptable to such holder and the General Partner. Notwithstanding the foregoing, “Current Market Price” for purposes of determining any Redemption Amount being paid in cash to any Redeeming Partner who was a limited partner of Weeks Realty, L.P. immediately prior to the Merger on any date, shall mean the average of the closing prices for the ten (10) consecutive Business Days ending on such date.

“Depreciation” means for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Partnership asset is reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such asset pursuant to Section 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, depreciation, amortization, or other cost recovery deductions shall be computed for book purposes with respect to such asset pursuant to Section 1.704-1 (b)(2)(iv)(g) or 1.704-3(2) of the Treasury Regulations.

“Distributable Cash” means, with respect to any period for which such calculation is being made, the sum of:

(i)	The Partnership’s Profit or Loss (as the case may be, with any Loss stated as a negative number) for such period;

(ii)	Depreciation and all other noncash charges deducted in determining Profit or Loss for such period;

(iii)	The amount of any reduction in reserves of the Partnership referred to in clause (xi) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary);

(iv)	The excess of proceeds (net of transaction expenses) from the sale, exchange, disposition, or financing or refinancing of Partnership property for such period over any gain recognized from such sale, exchange, disposition, or financing or refinancing during such period (excluding Terminating Capital Transactions);

(v)	Any expense or loss amount included in determining Profit or Loss for such period that was not disbursed by the Partnership during such period; and

(vi)	All other cash received by the Partnership for such period that was not included in clauses (i) to (v) above with respect to such period;

less the sum of:

(vii)	All principal debt payments made during such period by the Partnership;

(viii)	Capital expenditures made by the Partnership during such period;

(ix)	Investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clauses (vii) or (viii);

(x)	Any income or gain amount included in determining Profit or Loss for such period that was not received by the Partnership during such period;

(xi)	The amount of any increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion; and

(xii)	All other expenditures and payments not deducted in determining Profit or Loss or included in clauses (vii) to (xi) with respect to such period.

Notwithstanding the foregoing, Distributable Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Distribution” means any cash or property distributed to a Partner or Assignee arising from its interest in the Partnership.

“DSI” means Duke Services, Inc., an Indiana corporation.

“Duke Services” means Duke Realty Services Limited Partnership, an Indiana limited partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“General Partner” means Duke Realty Corporation, an Indiana corporation.

“Immediate Family” has the meaning given to such term in Rule 16a-l(e) under the Exchange Act.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the Bankruptcy of such Partner.

“Indemnity Agreement” means an agreement between a Partner and the General Partner pursuant to which such Partner has agreed to indemnify the General Partner from and against payment of a portion of the Partnership’s Recourse Liabilities and which shifts the economic risk of loss, within the meaning of Section 1.752-2 of the Treasury Regulations, to one or more Partners. Each Partner who is a party to an Indemnity Agreement is listed on Exhibit 7 attached hereto as an “Indemnitor,” together with the Indemnity Amount of such Indemnitor.

“Indemnity Amount” means the maximum amount of Partnership Recourse Liabilities as to which an Indemnitor Partner (or a person related to an Indemnitor Partner within the meaning of Section 1.752-4(b) of the Treasury Regulations) has agreed to bear the economic risk of loss (within the meaning of Section 1.752-2 of the Treasury Regulations) through an Indemnity Agreement.

“Indemnitor Partners” means those Partners who are allocated the economic risk of loss as to a portion of the Partnership’s Recourse Liabilities through an Indemnity Agreement.

“Insolvent” means, with respect to a Person, a situation where (i) the Person is unable to pay its debts as they become due in the ordinary course of business, or (ii) the Person’s liabilities exceed the Person’s assets as determined under GAAP.

“IRS” means the Internal Revenue Service.

“Limited Partners” means (i) the Partners listed in Exhibit 1 hereto other than the General Partner, (ii) Additional Limited Partners and (iii) successors who have complied with the requirements of Article VII and who have been accepted as Substituted Partners pursuant to Section 7.04, in each case until all of the Units owned by any such Person are transferred under Article VII.

“Liquidation Preference Amount” means with respect to any Preferred Unit, the amount payable with respect to such Preferred Unit pursuant to the applicable Partnership Unit Designation upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, as the case may be, as determined under the applicable Partnership Unit Designation.

“Merger” means the merger between Weeks Realty, L.P., a Georgia limited partnership, with and into the Partnership pursuant to an agreement and plan of merger dated February 28, 1999; such merger being in connection with and in contemplation of a merger between Weeks Corporation, a Georgia corporation, with and into the General Partner.

“MWSB” means MWSB, Inc., a Delaware corporation.

“Nonrecourse Deductions” means the nonrecourse deductions as defined in Section 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain during such fiscal year reduced by any distributions during such fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Sections 1.704-2(c) and 1.704-2(h) of the Treasury Regulations.

“Nonrecourse Liability” means a liability described in Section 1.704-2(b)(3) of the Treasury Regulations.

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit 3 to this Agreement.

“Obligated Partner(s)” means that or those Limited Partner(s) listed as Obligated Partner(s) on Exhibit 5 attached hereto and made a part hereof, as such Exhibit may be amended from time to time by the General Partner, whether by express amendment to this Partnership Agreement or by execution of a written instrument by and between any additional Obligated Partner(s) being directly affected thereby and the General Partner, acting on behalf of the Partnership and without the prior consent of the Limited Partners (whether or not such Limited Partners are Obligated Partners or Indemnitor Partners other than the Obligated Partner(s) being directly affected thereby). Any successor, Assignee, or transferee of the entire Partnership Interest of an Obligated Partner shall be considered an Obligated Partner; provided however, that (i) if an entity Obligated Partner makes a distribution of all or any portion of its Units, the General Partner shall, upon receipt of written notice from such Obligated Partner and such distributee(s) of Units, amend Exhibit 5 to add any such distributee(s) as an additional Obligated Partner in the manner set forth in such notice, and (ii) the General Partner shall not become an Obligated Partner with respect to any Units acquired from an Obligated Partner pursuant to Section 7.07 or otherwise.

“Obligated Partner-Controlled Partnership” means any of those certain general partnerships that, on August 24, 1994, had as its sole partners an Obligated Partner and a corporation wholly-owned by such Obligated Partner and that became a Limited Partner in Weeks Realty, L.P. at that date.

“Partner” means the General Partner or any Limited Partner.

“Partner Minimum Gain” means an amount with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

“Partner Nonrecourse Debt” means a liability as defined in Section 1.704-2(b)(4) of the Treasury Regulations.

“Partner Nonrecourse Deductions” means the partner nonrecourse deductions as defined in Section 1.704-2(i)(2) of the Treasury Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a fiscal year equals the net increase, if any, in the amount of Partner Minimum Gain during such fiscal year attributable to such Partner Nonrecourse Debt, reduced by any distributions during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent that such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined according to the provisions of Sections 1.704-2(h) and 1.704-2(i) of the Treasury Regulations.

“Partnership” means the partnership governed by this Agreement.

“Partnership Minimum Gain” means the aggregate gain, if any, that would be realized by the Partnership for purposes of computing Profits and Losses with respect to each Partnership asset if each Partnership asset subject to a Nonrecourse Liability were disposed of for the amount outstanding on the Nonrecourse Liability by the Partnership in a taxable transaction. Partnership Minimum Gain with respect to each Partnership asset shall be further determined in accordance with Section 1.704-2(d) of the Treasury Regulations and any subsequent rule or regulation governing the determination of minimum gain. A Partner’s share of Partnership Minimum Gain at the end of any Partnership year shall equal the aggregate Nonrecourse Deductions allocated to such Partner (or his predecessors in interest) up to that time, less such Partner’s (and predecessors’) aggregate share of decreases in Partnership Minimum Gain determined in accordance with Section 1.704-2(g) of the Treasury Regulations.

“Partnership Record Date” means the record date established by the General Partner for the distribution of Distributable Cash pursuant to Section 4.03 hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its shareholders of some or all of its portion of such distribution.

“Partnership Unit Designation” has the meaning set forth in Section 4.02.

“Percentage Share” means, with respect to each Partner, the product of 100% and a fraction, the numerator of which is equal to the number of Common Units owned by the Partner and the denominator of which is equal to the total number of outstanding Common Units.

“Permitted Transaction” means a merger by the General Partner with another entity, immediately after which substantially all of the assets of the surviving entity, other than Units held by the General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Units with a fair market value equal to the net fair market value of the assets so contributed.

“Person” means an individual, firm, partnership, corporation, limited liability company, estate, trust, pension or profit-sharing plan or other entity.

“Preferred Units” means (i) the Units described in Exhibits J through O that are outstanding on the date of this Agreement and (ii) all other Units issued after the date of this Agreement pursuant to Section 4.02 that are designated as Preferred Units.

“Principal Owners” means Gary A. Burk, Michael Colette, Thomas L. Hefner, David R. Mennel, Daniel C. Staton, John W. Wynne and Darell E. Zink, Jr.

“Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such fiscal year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)	Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii)	Any Code Section 705(a)(2)(B) Expenditures not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(iii)	In the event any asset of the Partnership is distributed to any Partner or sold by the Partnership, the difference on such date between (a) the gross fair market value and (b) either (1) the adjusted basis of the asset for federal income tax purposes, or (2) if the asset is reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such asset pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), the gross fair market value on the date of the contribution of the asset to the Partnership or the gross fair market value of the asset on the date of the asset’s revaluation on the Partnership’s books, as the case may be (as determined by the General Partner) less Depreciation, shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period; and

(v)	Notwithstanding any other provision of this definition, any items which are allocated pursuant to Section 4.06 hereof shall not be taken into account in computing Profits and Losses.

“Recourse Liabilities” means, as of the date of determination, the amount of indebtedness owed by the Partnership on that date other than Nonrecourse Liabilities and Partner Nonrecourse Debt.

“Redeeming Partner” has the meaning set forth in Section 7.07.

“Redemption Amount” means either (i) the REIT Shares Amount, or (ii) upon a determination by the General Partner in the reasonable exercise of its discretion that transfer of the REIT Shares Amount to the Redeeming Partner could cause the General Partner to fail to qualify as a REIT, an amount of cash equal to the REIT Shares Amount times the Current Market Price per REIT Share as of the date of receipt by the General Partner of the Notice of Redemption (or, if such date is not a Business Day, the first Business Day thereafter).

“Redemption Ratio” means the amount determined in accordance with Section 7.07(d). “Redemption Right” has the meaning set forth in Section 7.07.

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Share” means a share of common stock of the General Partner.

“REIT Shares Amount” means a number of REIT Shares equal to the product of the number of Units offered for redemption by a Redeeming Partner, multiplied by the Redemption Ratio; provided, that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, “rights”) and the General Partner can issue such, rights to Persons exercising the Redemption Right, then the REIT Shares Amount also includes such rights that a holder of that number of REIT Shares would be entitled to receive.

“Restoration Amount” means with respect to any Obligated Partner, the amount set forth opposite the name of such Obligated Partner on Exhibit 5 hereto and made a part hereof, as such Exhibit may be modified from time to time by an amendment to the Partnership Agreement or by execution of a written instrument by and between any additional Obligated Partner(s) being directly affected thereby and the General Partner, acting on behalf of the Partnership and without the prior written consent of the Limited Partners (whether or not such Limited Partners are Obligated Partners or Indemnitor Partners other than the Obligated Partner(s) being directly affected (thereby). If an entity Obligated Partner makes a distribution of all or any portion of its Units, and the General Partner receives a written notice from such Obligated Partner and any distributee (s) of Units to amend Exhibit 5 to add such distributee(s) as additional Obligated Partner(s), the Restoration Amount of such additional Obligated Partner(s) shall be increased by an amount equal to that amount set forth in such notice, and the Restoration Amount of the Obligated Partner making such distribution shall be reduced by such amount. Those Limited Partners who were limited partners of Weeks Realty, L.P. immediately prior to the Merger shall be given proportionate opportunities to increase any Restoration Amount which they have elected to restore upon liquidation of their interest in the Partnership (as more particularly provided in Section 2.05 hereof) on the same basis, if any, as is provided generally to Limited Partners.

“Special Partner Approval” means the approval of Partners holding more than ninety percent (90%) of the outstanding Common Units.

“Specified Redemption Date” means the tenth Business Day after receipt by the General Partner of a Notice of Redemption; provided that if the General Partner combines its outstanding REIT Shares into a smaller number of REIT Shares, no Specified Redemption Date shall occur between the record date and the effective date of such combination.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the fair market value of the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Partner” means an Assignee of Record, or other Person, who becomes a Partner pursuant to Article VII.

“Tax Matters Partner” means the General Partner, or any successor thereto appointed by the General Partner.

“Terminating Capital Transaction” means either the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or a related series of transactions or a dissolution of the Partnership unless the Partnership is continued.

“Total Assets” means, as of the date of determination, all assets of the Partnership on that date, determined on a consolidated basis in conformity with GAAP.

“Total Liabilities” means, as of the date of determination, all liabilities of the Partnership on that date, determined on a consolidated basis in conformity with GAAP.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code as such Treasury Regulations may be amended from time to time (including Temporary Regulations). A reference to any Treasury Regulation shall be deemed to include any amendatory or successor provision thereto.

“Unaffiliated General Partner Directors” means the members of the General Partner’s board of directors who satisfy the definition of “Unaffiliated Directors” in the General Partner’s Articles of Incorporation, as now or hereafter amended.

“Unit” means a unit of partner interest in the Partnership (including Preferred and Common Units), representing a Capital Contribution and/or a right to receive a share of the Partnership’s Profits, Losses or Distributions, and in all cases the rights, powers and privileges appurtenant thereto in accordance with this Agreement.

Such terms shall be used either in the singular or plural and may be referred to in any gender as required by the context.

ARTICLE II

MEMBERS AND STATUS

Section 2.01. The Partners. The Partners of the Partnership shall consist of and be divided into a general partner and limited partners, with the General Partner as the sole general partner and the Limited Partners as the limited partners.

Section 2.02. Additional Partners. Except as provided in Sections 6.03 and 7.0l(c), no additional general partners shall be admitted. Subject to the limitations of Article VII, Persons who are issued Units by the Partnership, through purchase or otherwise, may be admitted as Additional Limited Partners from time to time by the General Partner subject to and as provided in this Agreement.

Section 2.03. Classification and Ownership of Units.

(a) Units consist of Common Units and Preferred Units. The Partnership may issue an unlimited number of Units. Units may be issued to, acquired and owned by Limited Partners or the General Partner.

(b) The General Partner may, in its sole discretion and without the consent of any other Partner, cause the Partnership to split the outstanding Units and issue to each Partner an additional whole number of Units, such that thereafter the Partner owns a number of Units equal to the number of Units previously owned by such Partner times a fraction which is greater than one.

(c) The General Partner shall cause the Partnership to issue one or more certificates in the names of the Partners owning Units to any Partner who requests such a certificate. Each such certificate shall be denominated in terms of the number of Units evidenced by such certificate. Each such certificate shall contain legends specifying restrictions on transfer imposed by this Agreement or by applicable law and noting the restrictions and agreements contained in Article VII. Upon the transfer, in accordance with Article VII, of a Unit evidenced by a certificate, the General Partner shall cause the Partnership to issue replacement certificates, in accordance with such procedures as the General Partner, in its sole and absolute discretion, may establish. Holders of Units which are not evidenced by certificates will be entitled to all the rights of ownership of such Units notwithstanding the fact that they are not evidenced by certificates.

(d) The Partnership shall issue a new certificate in place of any certificate previously issued if the record holder of such certificate:

(i)	Makes proof by affidavit, in form and substance satisfactory to the General Partner, that such previously issued certificate has been lost, destroyed, or stolen;

(ii)	Requests the issuance of a new certificate before the Partnership has notice that such previously issued certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)	If requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with such surety or sureties and with fixed or open penalty, as the General Partner may direct, to indemnify the Partnership against any claim that may be made on account of the alleged loss, destruction, or theft of such previously issued certificate; and

(iv)	Satisfies any other reasonable requirements imposed by the General Partner.

When a previously issued certificate has been lost, destroyed, or stolen, and the Partner fails to notify the Partnership within a reasonable time after it has notice of such event, and a transfer of Units represented by the certificate is registered before the Partnership receives such notification, the Partner shall be precluded from making any claim against the Partnership with respect to such transfer or for a new certificate.

(e) The Partnership shall be entitled to treat each record holder as the Partner or Assignee of Record of any Units and, accordingly, shall not be required to recognize any equitable or other claim or interest in or with respect to such Units on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof and regardless of whether such Person shall have possession of any certificate representing such Units, except as otherwise required by law.

Section 2.04. Liability of General Partner.

(a) Subject to the limitations expressed in this Section, the General Partner shall have unlimited liability for the repayment, satisfaction and discharge of the obligations of the Partnership to third parties dealing with the Partnership as prescribed by law, except for nonrecourse obligations of the Partnership. The General Partner is not liable to the Partnership and the Limited Partners (i) for return of the Capital Contribution or any portion thereof of any Limited Partner, (ii) on account of any disallowance or adjustment by a taxing authority of the allocation of taxable income, gain, losses, deductions or credits in Partnership income tax returns, (iii) on account of any failure by the Partnership to achieve any forecasted financial return or (iv) for any action or omission to act not constituting willful misconduct or gross negligence.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or any act or omission if the General Partner acted in good faith.

(c) The Limited Partners (and Assignees by acceptance of an Assignment) expressly acknowledge that the General Partner is acting on behalf of its shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners or Assignees (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners or Assignees in connection with such decisions, provided that the General Partner has not acted in bad faith. The General Partner shall be conclusively presumed not to have acted in bad faith if it reasonably believed that its actions were in the best interests of its shareholders.

(d) Subject to its obligations and duties as General Partner set forth in Section 3.03 hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(e) Any amendment, modification or repeal of this Section 2.04, or any provision hereof, shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 2.04 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(f) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(g) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(h) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

(i) Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT, (ii) to protect the tax classification of the Partnership or any other partnership which is an Affiliate of the Partnership as a partnership for tax purposes, or (iii) to avoid the General Partner incurring any taxes under Section 857 of the Code, Section 4981 of the Code or under principles announced in IRS Notice 88-19 is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(j) A holder of Units shall not be deemed solely by virtue thereof to be a shareholder of the General Partner or to have any interest therein, other than the Redemption Right provided by Section 7.07.

(k) The rights and limitations of liability provided by this section to the General Partner shall extend to the directors, officers, employees and agents of the General Partner, provided, however, that nothing in this section shall be construed to create or imply any liability of any director, officer, employee or agent of the General Partner.

Section 2.05. Limitation Upon Liability of Limited Partners.

(a) The personal liability of each Limited Partner to the Partnership (except as provided in Sections 2.05(b) and 2.05 (c)), to the other Partners, to the creditors of the Partnership or to any other third party for the losses, debts or liabilities of the Partnership shall be limited to (i) the amount of its Capital Contribution which has not theretofore been returned to it as a Distribution (including a Distribution upon liquidation), and (ii) the amount of any liability under I.C. 23-16-7-8 for any Capital Contribution returned to the Limited Partner.

(b) Except as provided in the next sentence, Section 2.05(c) or my Indemnity Agreement, no Partner shall be liable to the Partnership or to any other Partner for any deficit or negative balance which may exist in such Partner’s Capital Account. If any Obligated Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, allocations and adjustments to Capital Accounts for all periods including such Partner’s share of any unrealized gain or loss with respect to the Partnership’s assets) on the date of “liquidation” of such Obligated Partner’s respective interest in the Partnership (within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations), such Obligated Partner shall contribute to the capital of the Partnership an amount equal to its respective deficit balance; such obligation to be satisfied by the end of the Partnership’s first taxable year in which either the Partnership is dissolved or liquidated or such Obligated Partner’s interest in the Partnership is liquidated. To the extent contributions are used to make payments to creditors of the Partnership, no Obligated Partner shall be subrogated to the rights of any such creditor against the General Partner, the Partnership, another Partner or any person related thereto, and each Obligated Partner irrevocably waives any right to reimbursement, contribution or similar right to which such Obligated Partner might otherwise be entitled as a result of the performance of its obligations under this Agreement.

(c) Except as otherwise agreed to in writing by the General Partner and an Obligated Partner prior to the time of admission of such Obligated Partner to the Partnership, notwithstanding any other provision of this Agreement other than Section 2.05(d), an Obligated Partner shall not cease to be an Obligated Partner for purposes of this Section 2.05 and shall continue to be subject to the contribution obligations of this Section 2.05 as if such Obligated Partner continued to hold Units upon a sale or redemption by such Obligated Partner of all remaining Units for REIT Shares (pursuant to Section 7.07 or otherwise) unless, at no time during the 12 month period following such sale or redemption, the Partnership:

(i)	is in Bankruptcy;

(ii)	is Insolvent; or

(iii)	fails to maintain a ratio of Total Liabilities to Total Assets of less than 80%;

provided that, after the passage of such 12 months, the Obligated Partner shall cease to be an Obligated Partner at the first time, if any, the Partnership is not subject to any of the conditions set forth in clauses (i), (ii) and (iii) above.

(d) After the death of an Obligated Partner, the executor of the estate of such Obligated Partner may elect to reduce (or eliminate) the deficit Capital Account restoration obligation of such Obligated Partner pursuant to Section 2.05(b). Such election may be made by such executor by delivering to the General Partner within two hundred seventy (270) days of the death of such Obligated Partner a written notice setting forth the maximum deficit balance in his Capital Account that such executor agrees to restore under Section 2.05(b), if any. If such executor does not make a timely election pursuant to this Section 2.05(d) (whether or not the balance in his Capital Account is negative at such time), then such Obligated Partner’s estate (and the beneficiaries thereof who receive distribution of Units therefrom) shall be deemed to have a deficit Capital Account restoration obligation as set forth pursuant to the terms of Section 2.05(b). Any Obligated Partner-Controlled Partnership may likewise elect, after the death of its respective Obligated Partner, to reduce (or eliminate) its deficit Capital Account restoration obligation pursuant to Section 2.05(b) by delivering a similar written notice to the General Partner within the time period specified herein. Any Obligated Partner-Controlled Partnership that does not make any such timely election shall similarly be deemed to have a deficit Capital Account restoration obligation as set forth pursuant to the terms of Section 2.05(b).

ARTICLE III

SCOPE OF PARTNERSHIP AND MODE OF OPERATION

Section 3.01. Scope of Partnership. The purpose of the Partnership is to engage, subject to the limitations in Sections 3.09(b) and 3.09(c), in any business that may be lawfully conducted by a limited partnership organized pursuant to the Act.

Section 3.02. Powers of the Partnership. Subject to the limitations in Sections 3.09(b), 3.09(c) and 3.09(d), the Partnership shall have all the powers permitted by law which are necessary or desirable in carrying out the purposes and business of the Partnership, including, but not limited to, the following powers:

(a) To acquire by purchase, exchange, lease, hire, or otherwise, real and personal property of every kind, character and description whatsoever, and wheresoever situated, and any interest therein, either alone or in conjunction with others, and to hold for investment, own, use, develop, operate, lease, mortgage, sell or otherwise dispose of, convey or otherwise deal in the same and any interest therein;

(b) To perform all services related to the acquisition, development, holding, management, financing, leasing and disposition of real and personal property of every kind, character and description, including, but not limited to, the performance of management and other services with respect to its properties pursuant to contracts contributed to the Partnership;

(c) To borrow or raise money for any of the purposes of the Partnership, and from time to time, without limitation as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, evidences of indebtedness and other instruments, and to secure the payment thereof, the interest thereon and any other obligations or liabilities relating thereto, in any manner, including without limitation by mortgage on, security interest in or pledge, or conveyance or assignment in trust of, the whole or any part of the assets of the Partnership, real, personal or mixed, including contract rights and options, whether at the time owned or thereafter acquired, and future earnings, and to sell, pledge or otherwise dispose of such securities or other obligations of the Partnership for the furtherance of its purpose;

(d) To act in any state or nation in which the Partnership may lawfully act, for itself or as principal, agent or representative for any individual, association, partnership, corporation or legal entity, respecting business of the Partnership;

(e) To enter into, make, amend, perform and carry out, or cancel and rescind, contracts and other obligations for any lawful purpose pertaining to the business of the Partnership, including, but not limited to, one or more agreements to reimburse or be reimbursed by Duke Services for employee, administrative or other costs associated with the Partnership’s properties or properties for which services are rendered by Duke Services;

(f) To become a partner or member in, and perform the obligations of a partner or member of, any general or limited partnership or limited liability company, including but not limited to Duke Services;

(g) To apply for, register, obtain, purchase or otherwise acquire trademarks, trade names, labels and designs relating to or useful in connection with any business of the Partnership, and to use, exercise, develop and license the use of the same;

(h) To employ, on behalf of the Partnership, legal counsel; financial counsel; accountants; professional advisors; and Persons or entities for the operation and management of the business of the Partnership;

(i) To establish accounts and deposits and maintain funds in the name of the Partnership in banks or other financial institutions and to invest funds of the Partnership temporarily when not required for operation of its properties or distribution to the Partners, in short-term debt obligations, including without limitation obligations of federal and state governments, commercial paper and certificates of deposit of banks and other financial institutions;

(j) To pay or reimburse any and all actual fees, costs and expenses incurred in the formation and organization of the Partnership;

(k) To do all acts which are necessary, customary or appropriate for the protection and preservation of the Partnership’s assets, including the establishment of reserves;

(l) To loan money to, borrow money from and engage in transactions with Affiliates, subject to Sections 3.07 and 3.13;

(m) To compromise, submit to arbitration, sue on, or defend claims in favor of or against the Partnership; and

(n) In general, to exercise all of the general rights, privileges and powers permitted to be had and exercised by the provisions of the Act.

Section 3.03. Management of the Partnership. Subject to the limitations of this section, of Section 3.04 and of Section 3.09, the General Partner shall be responsible for the management of the Partnership’s business and shall have full, exclusive and complete power and discretion, without the need for consent or approval of any other Partner, to make all decisions and to do all things which it deems necessary or desirable on behalf of the Partnership, including but not limited to the exercise of the powers specified in Section 3.02 on behalf of the Partnership.

Section 3.04. Limitation on Powers. As between the Partners and subject to Section 2.04(c), no Partner shall:

(i)	Use the Partnership name or assets in any way except for the transaction of legitimate Partnership business or do any act in contravention of this Agreement of Partnership; or

(ii)	Do any act which would make it impossible to carry on the business of the Partnership.

Section 3.05. Non-Participation in Management by Limited Partners. Except as specifically provided in this Agreement, no Limited Partner as such shall participate in the control or management of the business of the Partnership, nor act for and on behalf of the Partnership in any manner whatsoever. No Limited Partner shall be deemed to be participating in the management of the business of the Partnership merely by consulting with or advising the General Partner or by acting as an officer, director, employee, agent or shareholder of the General Partner or as an employee or agent of the Partnership, Duke Services, DSI or any Subsidiary of the Partnership, Duke Services or DSI.

Section 3.06. Time to be Devoted to Business. The General Partner and its employees and agents shall devote such time to the Partnership’s business as the General Partner determines to be reasonably necessary to manage and supervise the Partnership’s business and affairs in an efficient manner. Nothing in this Agreement shall preclude the employment, at the expense of the Partnership, of any agent or third party to manage or provide other services with respect to the Partnership’s business, subject to the control of the General Partner. Unless otherwise provided in a writing executed by the General Partner, any such employment, or any appointment of any agent or authorization by the General Partner shall in all cases be subject to immediate termination upon written notice by the General Partner.

Section 3.07. Dealings With Related Entities.

(a) A Partner or any Affiliate of a Partner may contract or otherwise deal with the Partnership for the purchase or sale of goods, property or services or for other purposes, and the Partnership shall have the power to so contract or deal, if the transaction is in the best interests of the General Partner and its shareholders. The requirements of this subsection shall be deemed to be satisfied with respect to any contract or dealing for which the approval of the Unaffiliated General Partner Directors has been obtained; however, the failure to obtain such approval shall not be evidence that such requirements are not otherwise satisfied. The validity of any transaction, agreement, or payment involving the Partnership and an Affiliate of a Partner otherwise permitted by this Agreement shall not be affected by reason of the relationship between the Partner and the Affiliate or the approval of the transaction, agreement, or payment by the Partner who is otherwise interested in or related to the Affiliate. Specifically, and not by way of limitation, the Partnership is permitted to contract or otherwise deal with Duke Services and Steel Frame Erectors, Inc.

(b) If a Partner is employed by or retained by the Partnership in any capacity, compensation to such Partner shall be deemed to be for services rendered not in the Partner’s capacity as a member of the Partnership, and it shall be treated for federal income tax purposes as a payment described by Section 707(a) of the Code.

(c) The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Duke Services, Subsidiaries of the Partnership or the General Partner or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, Duke Services, or any of the Partnership’s or the General Partner’s Subsidiaries.

(d) The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, options, right of first opportunity arrangements and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

(e) In connection with the Merger, from and after the date of this Agreement, the Partnership hereby assumes and agrees to perform the obligations and undertakings of Weeks Realty, L.P. under the agreements described in Exhibit 4 to this Agreement.

Section 3.08. Other Business.

(a) Subject to subsection (b) and Section 3.09, nothing contained in this Agreement shall in any way or manner prohibit or restrict the right or freedom of any Partner, any Affiliate of any Partner or any other Person to conduct or participate in any business or activity individually or as a partner, shareholder or owner of any partnership, corporation or other entity other than the Partnership without any obligation or accountability to the Partnership or any other Partner, even if such business or activity competes with the business of the Partnership; and subject to Section 3.09, any entity which includes as a partner, shareholder or other owner a Partner, any Affiliate of a Partner or any other Person shall have the right at any time to own and operate any business whatsoever other than the business of the Partnership, either individually or with one or more parties, and shall not be required to obtain the consent thereto by any other Partner or offer to any other Partner or the Partnership a participation therein.

(b) Commencing upon their acceptance of one or more Units and admission to the Partnership as Limited Partners, each of the Principal Owners agrees that so long as he is employed by any of the Partnership, the General Partner, Duke Services, DSI or any Subsidiary of the Partnership, the General Partner, Duke Services or DSI, he will conduct all of his commercial real estate business exclusively through the Partnership, the General Partner, Duke Services, Duke Construction Limited Partnership, DSI, MWSB or a Subsidiary of the Partnership, the General Partner, Duke Services, Duke Construction Limited Partnership, DSI or MWSB, except (i) business with respect to whole or partial interests in fifteen (15) properties, which number may change from time to time, owned as of the date of this Agreement by Affiliates of the Principal Owners which the Partnership has as of the date of this Agreement an option to acquire, (ii) steel frame erecting business through Steel Frame Erectors, Inc. or (iii) as approved by the directors of the General Partner who have no pecuniary interest in such other business.

Section 3.09. Restriction on the General Partner and Partnership Activities.

(a) Unless Special Partner Approval is obtained, the General Partner shall not engage in any of the following activities:

(i)	Directly or indirectly enter into or conduct any business, other than in connection with the ownership, acquisition and disposition of Units as a Limited Partner, the management of the business of the Partnership, activities in connection with DSI and the General Partner (which shall be limited to activities in connection with Duke Services and the Partnership), Duke Services, and Duke Construction Limited Partnership, and such activities as are incidental thereto.

(ii)	Own any assets other than Units, its interest as a General Partner, its interest in DSI and such bank accounts or similar instruments as it deems necessary to carry out its responsibilities contemplated under this Agreement and its Articles of Incorporation.

(iii)	Issue any additional shares of capital stock (other than REIT Shares issued pursuant to Section 7.07 or REIT Shares issued without consideration to all holders of REIT Shares); provided, however, that no Special Partner Approval shall be required if the General Partner contributes the net proceeds from the issuance of such shares of capital stock and from the exercise of rights contained in any options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such shares of capital stock to the Partnership in exchange for additional Units at the value per Unit established in Section 4.02(c).

(iv)	Engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets, or any reclassification, or recapitalization or change of outstanding REIT Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in Section 7.07(d)) other than a Permitted Transaction.

(b) Unless Special Partner Approval is obtained, the Partnership shall not engage in any of the following activities:

(i)	Engage in any business other than business in which the General Partner is permitted to engage by its Articles of Incorporation as in effect on the date of this Agreement or which is incidental thereto or reasonably necessary for the protection of the Partnership.

(ii)	Notwithstanding anything to the contrary herein, effect or enter into an agreement to effect a voluntary sale, exchange or other disposition by merger, consolidation or otherwise (other than a disposition occurring upon a financing or refinancing by the Partnership) of all or substantially all of the assets of the Partnership in a single transaction or a series of related transactions.

(c) Notwithstanding anything to the contrary herein, (i) the Partnership shall not take, refrain from taking, or be required to take any action which, in the judgment of the General Partner, in its sole and absolute discretion, (A)

could adversely affect the ability of the General Partner to continue to qualify as a REIT, (B) subject to clause (A), could adversely affect the classification of the Partnership or any partnership which is an Affiliate of the Partnership as a partnership for tax purposes, (C) could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (D) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing; and (ii) the Partnership, when deemed necessary by the General Partner in its sole and absolute discretion to continue the General Partner’s qualification as a REIT, shall be required to make distributions to its Partners, whether funded by available cash revenues, borrowings or any other means, which are sufficient in amount to enable the General Partner to meet the REIT distribution requirements contained in Code Section 857(a).

(d) Reserved.

(e) Reserved.

Section 3.10. Indemnification.

(a) Each Person who is now or in the future (i) the General Partner (ii) an officer, director, shareholder, or Affiliate of the General Partner, (iii) an officer, employee or agent of the Partnership, or (iv) any such Person’s successors and assigns, shall be indemnified by the Partnership against expenses (including, but not limited to, attorneys’ fees, related disbursements and removal of any liens affecting any property of the indemnitee), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by such Person in connection with any action, suit or proceeding to which such Person may be made a party by reason of being, or having been, (i) the General Partner, or (ii) an officer, director, shareholder, employee, agent or Affiliate of the General Partner, or (iii) an officer, employee or agent of the Partnership, or (iv) any such Person’s successor or assign (whether or not continuing to be such at the time of incurring such expense), if such Person acted in good faith and in a manner reasonably believed by such Person to be in, or at least not opposed to, the best interests of the Partnership, and, with respect to any criminal action or proceeding, such Person had either reasonable cause to believe his or its conduct was lawful or had no reasonable cause to believe his or its conduct was unlawful. An action shall be conclusively presumed to have been reasonably believed by a Person to be in, or at least not opposed to, the best interests of the Partnership if it was reasonably believed by such Person to be in, or at least not opposed to, the best interests of the General Partner or its shareholders. The termination of any proceeding by judgment, order or settlement does not create a presumption that the indemnitee did not meet the requisite standard of conduct set forth in this Section 3.10(a). The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the indemnitee acted in a manner contrary to that specified in this Section 3.10(a). If a judgment, order, settlement or any other document which terminates a proceeding does not indicate whether the indemnitee met the requisite standard of conduct set forth in this Section 3.10(a), such determination shall be made by independent legal counsel unless the disinterested Unaffiliated General Partner Directors decide otherwise. Any such indemnification shall be limited to the assets of the Partnership and shall not impose any personal liability upon any Partner. This provision is intended to provide such indemnification as is permitted under Indiana law; it shall not operate to indemnify any person in any case in which such indemnification is for any reason contrary to law.

(b) Reasonable expenses incurred by an indemnitee who is a party to a proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 3.10 has been met, and (ii) a written undertaking by or on behalf of the indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c) The indemnification provided by this Section 3.10 shall be in addition to any other rights to which an indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an indemnitee who has ceased to serve in such capacity.

(d) The Partnership may purchase and maintain insurance, on behalf of any potential indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 3.10, the Partnership shall be deemed to have requested a Person to serve as fiduciary of an employee benefit plan, and such Person shall be deemed to be within the class of indemnitees in subsection (a), whenever the performance by the Person of the Person’s duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of Section 3.10(a); and actions taken or omitted by the indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(f) In no event may an indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An indemnitee shall not be denied indemnification in whole or in part under this Section 3.10 because the indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 3.10 are for the benefit of the indemnitees and their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

Section 3.11. Voting Rights of Partners.

(a) Subject to subsection (b), the following matters require Special Partner Approval:

(i)	The matters described in Section 3.09(b).

(ii)	Permitting the General Partner to engage in the actions described in Section 3.09(a).

(iii)	Causing dissolution of the Partnership as described in Section 6.01(c).

(iv)	Amending this Agreement as described in Section 9.05(b).

(b) The parties intend that the exercise of any rights granted to the Limited Partners by this Agreement shall be deemed an action affecting only the agreement among the Partners and not an action affecting the management and control of the business or otherwise inconsistent with the Act. The exercise of any rights of the Limited Partners under this Section shall, at the option of the General Partner, be conditioned upon the prior receipt by the General Partner of an opinion of legal counsel for the Partnership, satisfactory in form and substance to the General Partner, to the effect that such exercise will not have a material adverse federal or state income tax or other material adverse legal impact on the Partnership. A Limited Partner may, however, and shall be permitted to exercise any rights granted to the Limited Partners by this Agreement relating to management and control of the business notwithstanding any adverse effect on such Limited Partner.

Section 3.12. Approval Procedures. Any matter requiring the consent or approval of all or any portion of the Partners shall be deemed to be approved if Partners entitled to vote thereon holding the requisite number of Units consent in writing pursuant to the terms of this Agreement to the proposed action. In lieu thereof, such a matter shall be submitted to the Partners entitled to vote thereon in the following manner:

(a) Within thirty (30) days of the proper proposal of the matter, the General Partner shall send notice of the proposal, the text thereof, and a ballot to each Partner entitled to vote thereon by first class United States mail at the address contained in the records of the Partnership.

(b) The notice shall set forth the recommendation of the General Partner, if any, with respect to the passage or rejection of the proposal and a brief explanation of the reasons therefor.

(c) The ballot supplied with the notice of the proposal shall state that the vote of each Partner is due at the offices of the Partnership in writing on a date certain which shall be no less than ten (10) and no more than thirty (30) days from the date of the notice (which shall be the date of the postmark of such notice) and shall provide that those Partners whose ballots are not received by said date shall be deemed to have voted in accordance with the recommendation of the General Partner or, in the case of a proposal on which the General Partner has not expressed a recommendation, shall provide that those Partners whose ballots are not received by said date shall be deemed to have voted against the proposal.

(d) A matter requiring the consent of a specified portion or portions of the Partners in addition to the consent of the Partners as a whole may be voted upon using the same notice and ballot, and it shall not be necessary for a Partner to mark and return multiple ballots to vote in more than one capacity.

(e) If consent is given or the proposal is passed in accordance with the foregoing procedure, the General Partner is expressly authorized and directed to take such action as may be specified in the consent or proposal.

Section 3.13. Loans to and from the Partnership. In the event that additional funds are required by the Partnership, one or more Partners (or any Affiliate thereof) may, at the option of the General Partner, loan such funds to the Partnership. Each such loan shall be made upon terms and conditions no less favorable to the Partnership than those upon which a commercial lending institution would make such a loan to an entity with financial and business characteristics similar to the Partnership. The Partnership may loan funds to the General Partner only to the extent such funds are needed by the General Partner either (A) to fund a payment on the $1 million demand note from the General Partner to DSI or (B) to make distributions to the General Partner’s shareholders required for the General Partner to qualify as a REIT or to avoid being subject to income or excise taxes under the Code. Any such loan shall be repaid as soon as possible, shall have a maximum term of one (1) year and shall be made on other terms and conditions no less favorable to the Partnership than those upon which a commercial lending institution would make such a loan to an entity with financial and business characteristics similar to the General Partner. To the extent that the Partnership loans funds to the General Partner pursuant to this section, the Partnership may also, at the option of the General Partner, loan to any other Partner funds in an amount up to the amount loaned to the General Partner times the ratio of such Partner’s Percentage Share to the General Partner’s Percentage Share, on the same terms as the loan to the General Partner.

Section 3.14. Reimbursement of Expenses.

(a) Except as provided in this Section 3.14 and elsewhere in this Agreement (including the provisions of Article IV regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses it, as the case may be, incurs in connection with the business of the Partnership and any other issuance of additional Units or REIT Shares pursuant to this Agreement. Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 3.10 hereof.

Section 3.15. Indemnification of Certain Recourse Debt. Towne Investment Co. shall indemnify the General Partner for a portion of the Partnership’s Recourse Liabilities as specified in Exhibit 6 attached hereto.

ARTICLE IV

CAPITAL CONTRIBUTIONS, PROFITS

AND LOSSES AND DISTRIBUTIONS

Section 4.01. Purchase of Units and Capital Contributions.

(a) Prior to the date of this Agreement, the Partners have made the Capital Contributions and in exchange therefor have received the Units specified in Exhibit 1 hereto.

(b) From and after the date hereof, except as expressly provided in Section 2.05(b) or Indiana law, the Partners shall not be obligated to make further contributions to the Partnership.

Section 4.02. Issuance of Additional Partnership Interests.

(a) Except as otherwise expressly provided in this Agreement, the General Partner is hereby authorized to cause the Partnership to issue such additional partnership interests in the form of Units for any Partnership purpose at any time or from time to time, to Partners (other than the General Partner) or to other Persons, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partner. The Partnership may also from time to time issue to the General Partner additional Units in consideration of a contribution by the General Partner as contemplated by Section 3.09(a)(iii) or in connection with a Permitted Transaction. Any additional Units issued pursuant to this Section 4.02 may be Common Units or Preferred Units and if Preferred Units, may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Common or Preferred Units (subject to the terms of any existing Preferred Units) then outstanding, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, including, without limitation, in respect of (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Preferred Units; (ii) the right of each such class or series of Preferred Units to share in Partnership distributions; and (iii) the rights of each such class or series of Preferred Units upon dissolution and liquidation of the Partnership; provided, that a written designation of preferences setting forth the rights, powers, duties and preferences of each class or series of Preferred Units shall be set forth as an additional Exhibit to this Agreement on or prior to the date of issuance of such Preferred Units (each a “Partnership Unit Designation”); and provided further, that with respect to Preferred Units issued to the General Partner, (x) the additional Preferred Units shall be issued in connection with an issuance and sale of shares of capital stock of the General Partner having designations, preferences and other rights that are substantially similar in economic effect to the designations, preferences and other rights of such additional Preferred Units, and (y) the net proceeds from the issuance of such shares by the General Partner shall be contributed by the General Partner to the Partnership in exchange for additional Preferred Units at the value per Preferred Unit established in Section 4.02(c).

(b) No Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership, or (ii) issuance or sale of any Units.

(c) The Capital Contribution required upon issuance of any Unit pursuant to this Section will be equal to (i) in the case of a Unit issued in accordance with the proviso contained in Section 3.09(a)(iii), the per share price (net of discounts, commissions and any other related costs incurred by or on behalf of the General Partner in connection with issuing such shares) of the applicable REIT Shares issued by the General Partner divided by the Redemption Ratio at the time the Unit is issued, or (ii) in any cases involving the issuance of a Unit to a Principal Owner or Affiliate of a Principal Owner, the Current Market Price of a REIT Share divided by the Redemption Ratio at the time the Unit is issued, or (iii) in all other cases, an amount based on the range of quoted market prices of a REIT Share for a reasonable period of time before the Unit is issued adjusted as determined by the General Partner to recognize the possible effects of price fluctuations, quantities traded, issue costs and other market factors and divided by the Redemption Ratio at the time the Unit is issued.

(d) The initial Capital Accounts of the holders of Preferred Units issued in connection with the Merger shall be equal to the Liquidation Preference Amounts (other than any accrued but unpaid distribution thereon) of such class or series of Preferred Units.

Section 4.03. Distributable Cash. Distributions of Distributable Cash shall be made when declared by the General Partner in its sole discretion to the Partners who are Partners on the Partnership Record Date with respect to such distribution; provided that for each fiscal year, all distributions made pursuant to this Section 4.03 shall be made to the Partners (i) first, at the time and in the manner set forth in the applicable Partnership Unit Designation, to each holder of Preferred Units in accordance with the preferences set forth in such Partnership Unit Designation; and (ii) thereafter, to the holders of Common Units (and Preferred Units entitled pursuant to an applicable Partnership Unit Designation to participate pari passu with Common Units) pro rate in proportion to their respective Percentage Shares (and, with respect to the holders of Preferred Units, as provided in such applicable Partnership Unit Designation); provided, that in no event may a Partner receive a distribution of Distributable Cash with respect to a Unit if such Partner is entitled to receive a distribution out of such Distributable Cash with respect to a REIT Share for which such Unit has been redeemed and such distribution shall be made to the General Partner.

Section 4.04. Distributions From Terminating Capital Transaction. After the occurrence of a Terminating Capital Transaction, and subject to Section 2.05, all cash of the Partnership from all sources shall be applied and distributed in the following order, after adjusting Capital Accounts for all Distributions under Section 4.03 and all allocations of Profits and Losses:

(a) To the payment of debts and liabilities of the Partnership deemed appropriate by the General Partner to pay at that time in the order of priority as provided by law (other than those to Partners) including the expenses of or relating to sale, refinancing, exchange, condemnation, destruction or other disposition of assets of the Partnership;

(b) To the setting up of such reserves as are reasonably necessary for any contingent liabilities or obligations of the Partnership or for the operation of the Partnership, as determined solely by the General Partner in good faith;

(c) To the payment of debts and liabilities of the Partnership to the Partners other than in respect to the balances in the Capital Accounts of Partners; and

(d) To the Partners in proportion to the positive balances in their Capital Accounts determined after taking into account all allocations of Profits, Losses and items thereof through completion of the liquidation of the Partnership.

Section 4.05. Allocation of Profits and Losses.

(a) After giving effect to the allocations set forth in Section 4.06 hereof, for each fiscal year of the Partnership or portion thereof; Profits and Losses shall be allocated as follows:

(i)	Profits shall be allocated to the Partners in the following manner and order of priority:

(A)	First, to the General Partner to the extent that the cumulative Losses allocated to the General Partner pursuant to Section 4.05(a)(ii)(F) exceed the cumulative Profits allocated to the General Partner pursuant to this Section 4.05(a)(i)(A);

(B)	Second, to each Partner to the extent of and in proportion to the amount by which the cumulative Losses allocated to such Partner pursuant to Section 4.05(a)(ii)(E) exceed the cumulative Profits allocated to such Partner pursuant to this Section 4.05(a)(i)(B);

(C)	Third, to the General Partner to the extent that the cumulative Losses allocated to the General Partner pursuant to Section 4.05(a)(ii)(D), exceed the cumulative Profits allocated to the General Partner pursuant to this Section 4.05(a)(i)(C);

(D)	Fourth, to each holder of Preferred Units to the extent of and in proportion to the amount by which the cumulative Losses allocated to each such holder pursuant to Section 4.05(a)(ii)(C) exceeds the cumulative allocation of Profits to such holder pursuant to this Section 4.05 (a)(i)(D).

(E)	Fifth, to each Partner to the extent of and in proportion to the amount by which the cumulative Losses allocated to such Partner pursuant to Section 4.05(a)(ii)(A), exceed the cumulative Profits allocated to such Partner pursuant to this Section 4.05(a)(i)(E);

(F)	Reserved.

(G)	Thereafter, to the Partners in accordance with their respective Percentage Shares.

(ii)	Losses shall be allocated to the Partners in the following manner and order of priority;

(A)	First, to the Partners, in proportion to their respective Percentage Shares; provided that Losses allocated pursuant to this Section 4.05(a)(ii)(A) shall not exceed the maximum amount of Losses that can be allocated without causing any Partner to have a negative Adjusted Capital Account (determined without regard to any Partner’s obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account balance pursuant to Section 2.05 hereof, an Indemnitor Partner’s obligation under an Indemnity Agreement, or any other deemed obligation recognized under Section 1.704-l(b)(2)(ii)(c) of the Treasury Regulations and without regard to the amounts credited to the Capital Accounts of holders of Preferred Units for the capital contributed in respect of such Preferred Units);

(B)	Reserved.

(C)	Third, to the holders of Preferred Units in proportion to their respective Liquidation Preference Amounts (determined by excluding any amount of unpaid distributions accrued and in respect of such Preferred Units); provided that Losses allocated pursuant to this Section 4.05(a)(ii)(C) shall not exceed the maximum amount of Losses that can be allocated without causing any holder of Preferred Units to have a negative Adjusted Capital Account (determined without regard to any such holder’s obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account balance pursuant to Section 2.05 hereof, an Indemnitor Partner’s obligation under an Indemnity Agreement, or any other deemed obligation recognized under Section 1.704-1 (b)(2)(ii)(c) of the Treasury Regulations);

(D)	Fourth, to the General Partner, until the General Partner’s Adjusted Capital Account (determined without regard to any obligation of the General Partner to fund a deficit Capital Account balance pursuant to this Agreement, including Section 2.05 hereof, or any deemed obligation recognized under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations) equals the excess of (i) the amount of Recourse Liabilities over (ii) the sum of the Aggregate Restoration Amount and the Aggregate Indemnity Amount;

(E)	Fifth, to the Obligated Partners and the Indemnitor Partners, in proportion to their respective Restoration Amounts and Indemnity Amounts, as applicable, until such time as such Partners have been allocated an aggregate amount of Losses pursuant to this Section 4.05(a)(ii)(E) equal to the sum of the Aggregate Restoration Amount and the Aggregate Indemnity Amount; provided that no Losses shall be allocated to any such Partner to the extent such allocation would cause or increase a deficit in such Partner’s Adjusted Capital Account; and

(F)	Thereafter, to the General Partner.

This Section 4.05(a) shall control notwithstanding any reallocation or adjustment of taxable income, loss or other items by the IRS or any other taxing authority; provided, however, that neither the Partnership nor the General Partner (nor any of their respective Affiliates) is required to indemnify any Obligated Partner (or its affiliates) for the loss of any tax benefit resulting from any reallocation or adjustment of taxable income, loss or other items by the IRS or other taxing authority. The provisions of this Section 4.05(a) shall not be amended in a manner which adversely affects an Obligated Partner (without the consent of such Obligated Partner), provided that the General Partner may amend Exhibit 5 to add additional Obligated Partners.”

(b) In connection with any Terminating Capital Transaction treated as an installment sale, Profits or Losses shall, for purposes of adjusting the Partners’ respective Capital Accounts, be allocated under the foregoing provisions of this section as though the principal amount of the deferred obligation were received in full at the time of sale. In connection with any Terminating Capital Transaction property treated as an installment sale under the Code, the portion of the Profits or Losses in each installment allocable to a given Partner shall, for federal income tax purposes, be in proportion to the Partner’s total share of Profits or Losses from the Terminating Capital Transaction allocated to the Partner pursuant to the foregoing provisions of this section.

Section 4.06. Mandatory Allocations.

(a)	(i)	Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Partnership Minimum Gain during any fiscal year, then, subject to the exceptions set forth in Treasury Regulations Sections 1.704-2(f)(2), (3), (4) and (5), each Partner shall be allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain determined in accordance with Section 1.704-2(g) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations. This Section 4.06(a)(i) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

(ii)	Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV except Section 4.06 (a)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, then, subject to the exceptions set forth in Treasury Regulations Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5), of the Treasury Regulations, shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 4.06 (a)(ii) is intended to comply with the minimum gain chargeback requirement in such Section of me Treasury Regulations and shall be interpreted consistently therewith.

(b) Qualified Income Offset. In the event any Partner would be allocated Losses or other items of deduction or Code Section 705(a)(2)(B) Expenditures hereunder or unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations which would result in an Adjusted Capital Account deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.06(b) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.06(b) were not in the Agreement.

(c) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated among the Partners in accordance with their Percentage Shares as of the end of such fiscal year or other period.

(d) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i) of the Treasury Regulations.

(e) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Section 1.704-l(b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(f) Preferential Income Allocations. After giving effect to the mandatory allocations set forth above, gross income of the Partnership shall be allocated to the holders of Preferred Units until the cumulative amount allocated to each such holder pursuant to this Section 4.06(f) equals the cumulative amount for the current and all prior fiscal years of the sum of (A) the distributions made to each such holder pursuant to Section 4.03 with respect to the holder’s Preferred Units and (B) the portions, if any, of the distributions made to each such holder pursuant to a redemption of a Preferred Unit under the terms of an applicable Partnership Unit Designation that exceed the Liquidation Preference Amount (other than any accrued but unpaid distribution thereon) per Preferred Unit established for such Preferred Unit in the applicable Partnership Unit Designation. Such allocations shall be made in proportion to the relative shortfall amounts determined for each such holder. Solely for purposes of making the required allocation under this Section 4.06(f) in the fiscal year in which the Partnership is liquidated, the amount of any accrued but unpaid distributions in arrears in respect of the Preferred Units (determined in accordance with the relevant provisions in the applicable Partnership Unit Designation) and other amounts payable to the holders of such Preferred Units pursuant to Section (d)(l) of the applicable Partnership Unit Designation, shall be treated as having been distributed to the holders of Preferred Units immediately prior to such liquidation under Section 4.03 hereof.

(g) Curative Allocations. Any allocations of items of income, gain, loss, Code Section 705(a)(2)(B) Expenditures and deduction made pursuant to Sections 4.06(a), 4.06(b), 4.06(c), 406(d) and 4.06(e) hereof shall be taken into account for the purpose of equitably adjusting subsequent allocations of income, gain, loss, Code Section 705(a)(2)(B) Expenditures and deduction among the Partners so that, to the extent possible, the net allocations in the aggregate, allocated to each Partner pursuant to this Article IV and the Capital Accounts of each Partner, shall as quickly as possible and to the extent possible consistent with the requirements of Sections 4.06(a), 4.06(b), 4.06(c), 4.06(d) and 4.06(e) be the same as if no allocations had been made under those sections. For purposes of applying the foregoing sentence, allocations pursuant to this Section 4.06(h) shall only be made with respect to allocations pursuant to Section 4.06(e) hereof to the extent the Tax Matters Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

Section 4.07. Other Allocation Rules. Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations, such excess nonrecourse liabilities shall be allocated among the Partners in proportion to their respective Percentage Shares.

Section 4.08. Tax Allocations; Code Section 704(c).

(a) In the event any Partnership property is reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such property at the time of its contribution to the Partnership or its revaluation pursuant to Treasury Regulations Sections 1.704-l(b)(2)(iv)(d) or 1.704-l(b)(2)(iv)(f), respectively, income, gain, loss, and deduction with respect to such property shall, solely for tax purposes, be allocated among the Partners in the manner required by Code Section 704 (c) and Treasury Regulations Sections 1.704-l(b)(4)(i) and 1.704-3. Consistent with the foregoing, with respect to Partnership property owned as of the date hereof, depreciation, amortization or other cost recovery deductions shall be allocated in accordance with the traditional method contained in Treasury Regulations Section 1.704-3(b) or any succeeding applicable provision, unless the General Partner and a Contributing Partner have specifically agreed otherwise. For property acquired by or contributed to the Partnership subsequent to the date hereof, the Tax Matters Partner shall, at its sole discretion and on a property by property basis, choose between any permissible method contained in Treasury Regulations Section 1.704-3 or any similar succeeding applicable provision. For purposes of allocating the Partnership’s earnings and profits to corporate Partners, depreciation, amortization and cost recovery deductions used in determining earnings and profits shall be allocated among the Partners in the same manner as allocations of depreciation, amortization and other cost recovery deductions for regular tax purposes, adjusted for differences in earnings and profits, bases and depreciation periods.

(b)Any elections or other decisions relating to such allocations shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.08 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 4.09. General Provisions. In the event of an increase or a decrease in the Percentage Share of a Partner at any time after the Partnership’s initial fiscal quarter other than at the end of a fiscal quarter of the Partnership, the share of the Profits and Losses and the Distributable Cash of the Partnership shall be allocated among the Persons whose shares are changed as determined by the General Partner pursuant to Code Section 706(d).

Section 4.10. No Interest on Capital Accounts. No Partner shall be entitled to receive any interest from the Partnership on account of the amount of its Capital Account.

Section 4.11. Distribution of Property. Unless the Partners otherwise agree, in the event it becomes necessary to make a Distribution of Partnership property in kind, then such property shall be transferred and conveyed to the Partners, or their assigns, so as to vest in each of them as a tenant-in-common, a percentage interest in the whole of said property equal to the percentage interest he would have received had such property not been distributed in kind.

Section 4.12. Return of Capital Contribution.

(a) Except as provided in this Agreement, no Partner shall be entitled to withdraw any part of its Capital Contribution or to receive any Distributions from the Partnership. No Partner shall have the right to demand or receive property other than cash in return for its Capital Contribution; and if upon dissolution the Partnership property remaining after the payment or discharge of debts and liabilities of the Partnership is insufficient to return said contributions, no Limited Partner shall have any recourse against the General Partner or any other Limited Partner.

(b) If the General Partner repurchases or redeems REIT Shares from the holders thereof in accordance with its Articles of Incorporation as now or hereafter amended and Indiana law, then (i) the General Partner shall cause the Partnership to purchase from the General Partner an amount equal to the amount paid by the General Partner to the holders to redeem or repurchase such REIT Shares and (ii) the number of Units held by the General Partner shall be decreased by the number of REIT Shares so repurchased or redeemed divided by the Redemption Ratio.

ARTICLE V

ACCOUNTING, REPORTING AND HOLDING OF ASSETS

Section 5.01. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

Section 5.02. Records, Accounting and Reports.

(a) The books of account and records of the Partnership shall be located at such place as may be specified by the General Partner and shall be kept and maintained on an accrual basis in accordance with generally accepted accounting principles.

(b) Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, computer disks, magnetic tape, photographs, micrographics or any other information storage device; provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

(c) As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner. The mailing of copies of the General Partner’s or the Partnership’s annual report on Form 10-K to the Limited Partners shall constitute compliance with this subsection.

(d) As soon as practicable, but in no event later than sixty (60) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the General Partner, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate. The mailing of copies of the General Partner’s or the Partnership’s quarterly report on Form 10-Q to the Limited Partners shall constitute compliance with this subsection.

Section 5.03. Right to Inspection.

(a) Each Partner or his duly authorized agent shall at all reasonable times have access to and the right at his expense to inspect and copy any of the books and records of the Partnership.

(b) In addition to other rights provided by this Agreement or by the Act, and except as limited by subsection (d) hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense:

(i)	to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner or the Partnership pursuant to the Exchange Act;

(ii)	to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(iii)	to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv)	to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(v)	to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

(c) The Partnership shall notify each Limited Partner in writing of any change made to the Redemption Ratio within ten (10) Business Days of the date such change becomes effective.

(d) Notwithstanding any other provision of this Section 5.03, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership, the General Partner, or (ii) the Partnership or the General Partner is required by law or by agreements with unaffiliated third parties to keep confidential.

Section 5.04. Holding and Transfer of Assets.

(a) All property, real or personal, owned by the Partnership shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership is accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership on its books and records, notwithstanding the name in which legal title to such assets is held.

(b) Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 5.05. Bank Accounts. Funds of the Partnership may be deposited in its name in such bank account or accounts as shall be designated from time to time by the General Partner. All withdrawals from Partnership accounts shall be made upon checks signed by or upon the authorization of the General Partner. The General Partner may designate one or more Persons to sign checks upon its authorization.

Section 5.06. Tax Status; Notice of Tax Controversy. The Partnership shall be treated and shall file its tax returns as a partnership for federal, state and municipal income tax and other tax purposes. If any Partner shall receive notice of a tax examination of the Partnership by federal, state or local authorities, he shall immediately give notice thereof to the General Partner.

Section 5.07. Tax Matters Partner; Tax Elections; Tax Returns.

(a) The General Partner is hereby designated as the Tax Matters Partner of the Partnership under Subchapter C of Chapter 63 as contained in subtitle F of the Code. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the Tax Matters Partner shall furnish the IRS with the name, address and profit interest of each of the Limited Partners; provided, however that such information is provided to the Partnership by the Limited Partners.

(b) The Tax Matters Partner is authorized, but not required:

(i)	To enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Tax Matters Partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (A) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner, or (B) who is a “notice partner” (as defined in Section 6231 of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(ii)	In the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(iii)	To intervene in any action brought by any other Partner for judicial review of a final adjustment;

(iv)	To file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v)	To enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(vi)	To take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Partner, and the provisions relating to indemnification of the General Partner set forth in Section 3.10 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

(c) The Tax Matters Partner shall receive no compensation for its services. All third party costs and expenses incurred by the Tax Matters Partner in performing its duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or legal counsel to assist the Tax Matters Partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

(d) The Tax Matters Partner has the authority to make or not to make any election permitted to be made by the Partnership under the Code. Without limiting the generality of the foregoing, the Tax Matters Partner is authorized to make an election on behalf of the Partnership under Section 754 of the Code. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

(e) The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 5.08. Tax Matters Partner Not Liable. The Tax Matters Partner shall not be liable to any Partner or the Partnership on account of any action taken or not taken so long as it shall act in good faith in such capacity. Without limiting the generality thereof, the Tax Matters Partner shall be deemed to have acted in good faith in taking any action which benefits Partners holding at least ninety percent (90%) of the Units.

Section 5.09. Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a Distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) and (ii) shall be treated as having been distributed to such Limited Partner. Any tax credit available with respect to any withheld amount shall be allocated to the Partner with respect to whom such amount was withheld. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Units to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 5.09 and authorizes the General Partner to file a financing statement without such Limited Partner’s signature in connection with such security interest. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 5.09 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive Distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE VI

DISSOLUTION AND CONTINUATION OF PARTNERSHIP

Section 6.01. Dissolution. The Partnership shall be dissolved and, unless continued, its assets shall be disposed of and its affairs wound up upon the occurrence of any of the following events:

(a) The expiration of the term in Section 1.03, including any extension thereof.

(b) The withdrawal or dissolution of the General Partner (except as permitted under Section 7.01).

(c) Special Partner Approval and approval by the General Partner of a voluntary agreement at any time to dissolve the Partnership.

(d) Entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act.

(e) The sale or other disposition (other than a disposition occurring upon a financing or refinancing) of all or substantially all of the assets and properties of the Partnership.

Section 6.02. Notice of Dissolution. In the event a dissolution of the Partnership occurs pursuant to Section 6.01, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

Section 6.03. Continuation of Partnership. In the event of the dissolution or withdrawal of the General Partner, all powers granted to the General Partner shall terminate and a new General Partner may be selected within ninety (90) days of the date of dissolution and the business of the Partnership may be continued as a successor limited partnership with the approval of (i) the General Partner and (ii) Limited Partners other than the General Partner holding more than 50% of the Units held by Partners other than the General Partner. If the business of the Partnership is so continued, the successor limited partnership shall be governed by the terms and provisions of this Agreement. If the Partnership is not so continued, the Partnership shall be liquidated in accordance with Article VIII.

Section 6.04. Extension of Term. The initial term of this Agreement as set forth in Section 1.03 shall be extended to December 31, 2124 if prior to the expiration of such initial term the extension is approved by Partners holding more than fifty percent (50%) of the outstanding Units.

ARTICLE VII

TRANSFER OF UNITS AND CHANGES IN PARTNERS

Section 7.01. General Partner Transfers Restricted.

(a) The General Partner shall not voluntarily withdraw from the Partnership or take any action described in item (B), (C) or (D) of the definition of “Bankruptcy” in Section 1.04, or Assign any of its Units, or dissolve or liquidate, except as provided in subsection (b) or (c) or as otherwise permitted by this Agreement.

(b) Notwithstanding the provisions of subsection (a), the General Partner may (i) Assign Units to another Person with Special Partner Approval, or (ii) grant a bona fide security interest in Units, and such Units may be Assigned to the secured party pursuant to such a security interest; provided, however, that the secured party will have no right to become a Substituted Partner except as provided in this Agreement.

(c) Notwithstanding the provisions of subsection (a), the General Partner may, at any time after the effective date of this Agreement, in its sole discretion, transfer and assign a portion of its Units to a wholly-owned subsidiary of the General Partner (the “New Partner”), and the New Partner shall, at the sole discretion of the General Partner, have the right to be admitted as a Limited Partner (the “New Limited Partner”) or a substituted General Partner (the “New General Partner”) of the Partnership. If the New Partner is admitted as a New Limited Partner, (i) any remaining Units held by the General Partner will continue to be held by it in its capacity as the General Partner and (ii) the New Limited Partner shall agree to be bound by all of the terms and obligations hereof. If the New Partner is admitted as a New General Partner, (i) any remaining Units held by the General Partner will be held by it in the capacity of a Limited Partner and (ii) the New General Partner shall assume all of the obligations of the General Partner as the general partner of the Partnership and shall agree to be bound by all of the terms and conditions hereof. The General Partner will not be relieved of any obligation accruing to it as the general partner of the Partnership upon such transfer to a New General Partner prior to the date of such transfer. The Partners hereby consent to any future transfer of Units by the General Partner to a New Limited Partner and its admission as a Limited Partner of the Partnership. The Partners further consent with respect to a New General Partner, to the transfer of Units to such New General Partner, to the withdrawal of the General Partner as the general partner of the Partnership upon such transfer, to the admission of the New General Partner as the sole general partner of the Partnership, to the conversion of the General Partner’s status to that of a Limited Partner and to the admission of the General Partner as a Limited Partner of the Partnership. The Partners agree that the withdrawal of the General Partner as the general partner of the Partnership shall not dissolve the Partnership.

(d) Simultaneously with any transfer of Units described in Section 7.01(c), the General Partner shall amend and restate this Agreement as necessary, in order to effect such transfer of Units and the admission of the New Limited Partner or substituted New General Partner, as the case may be. The General Partner shall execute and deliver such amended Agreement and will be bound by and agree to perform and comply with all the provisions imposing obligations or limitations on the General Partner (in its capacity as a General Partner, Limited Partner or REIT, as the case may be) and will guarantee to the Limited Partners (and not to any Person that is not a party to the Agreement) the due and punctual performance by the New Limited Partner or the New General Partner, as the case may be, of all of the New Limited Partner’s or New General Partner’s obligations thereunder.

Section 7.02. Limited Partner Transfers Restricted.

(a) No Limited Partner shall Assign all or any portion of his Units, or any of such Limited Partner’s rights as a Limited Partner, without the prior written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion, except as follows (subject in each such case to the satisfaction of the requirements of Sections 7.03, 7.04 and 7.05 and provided that the Assignee will have no right to become a Substituted Partner except as provided in this Agreement):

(i)	If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to assign all or any part of his or its interest is the Partnership; however, the Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(ii)	If a Limited Partner is a partnership, corporation or trust, the Limited Partner shall be permitted to distribute to any of its equity owners such equity owner’s pro rata share of Units.

(iii)	A Limited Partner may Assign all or a portion of his Units to a member of his Immediate Family or to an entity for the benefit of one or more members of his Immediate Family.

(iv)	A Limited Partner may Assign all or a portion of his Units to a charitable organization within the meaning of Section 501(c)(3) of the Code in a donative transfer.

(v)	A Limited Partner may redeem his Units as provided in Section 7.07.

(vi)	A Limited Partner may Assign Units to another Limited Partner.

(vii)	A Limited Partner may Assign Units to a trust for the benefit of employees of (A) the Partnership, (B) any direct or indirect Subsidiary of the General Partner, (C) Duke Services or (D) any direct or indirect Subsidiary of Duke Services.

(b) Any purported Assignment respecting a Partnership interest by a Limited Partner in violation of Section 7.02(a) shall be void ab initio and shall not be given effect for any purpose by the Partnership. Any Assignment of Units by the General Partner is controlled by Section 7.01 and not by this section.

(c) Notwithstanding the provisions of subsection (a), no Assignment by a Limited Partner may be permitted or recognized by the Partnership if the General Partner determines, in its sole discretion, that such Assignment might result in the disqualification of the General Partner as a REIT or the classification of the Partnership as an association taxable as a corporation.

(d) Notwithstanding the provisions of subsection (a), a Limited Partner may grant a bona fide security interest in Units, and such Units may be Assigned to the secured party pursuant to such a security interest; provided, however, that the secured party will have no right to become a Substituted Partner except as provided in this Agreement.

(e) No Limited Partner may withdraw from the Partnership other than as a result of a permitted Assignment and substitution with respect to all of such Limited Partner’s Units in accordance with this section.

Section 7.03. Transfer and Assignment of Partnership Interest.

(a) To the extent permitted by Section 7.02, a Limited Partner or Assignee shall have the right to Assign all or any portion of its Units by a signed, written assignment document in compliance with and subject to Sections 7.04 and 7.05, provided that (i) the terms of such assignment document are not in contravention of any of the provisions of this Agreement; (ii) such assignment document is fully executed by the assignor and Assignee; (iii) such assignment document is received by the Partnership and recorded on the books thereof, (iv) the General Partner, in its sole discretion, approves the Assignment documents and, to the extent required by Section 7.02, approves the Assignment, and (v) the Partner provides an opinion of counsel, if required by the General Partner, satisfactory to the General Partner, that no material adverse tax or securities law effects will result to the Partnership or the other Partners from such Assignment.

(b) In the event of an Assignment of Units, the following rules shall govern:

(i)	The effective date of an Assignment of Units shall be that date set forth on the written instrument of Assignment; provided, however, that no Assignment shall be retroactive and the effective date of an Assignment shall only be the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

(ii)	Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the Partner or Assignee of Record with respect to such Units as the absolute owner thereof in all respects and shall incur no liability for Distributions of cash or other property made in good faith to such Partner or Assignee of Record until such time as a certificate for the Units Assigned, properly endorsed, has been delivered to the Partnership for registration of the Assignment and any required approvals are given.

(iii)	An Assignee shall be entitled to receive Distributions of cash or other property from the Partnership attributable to the Units acquired by reason of such Assignment from and after the effective date of the Assignment of such Units to the Assignee except as provided in subparagraph (ii) above.

(iv)	The Profits, Losses, income, expense, deductions or credits attributable to the interest acquired by reason of such Assignment shall be divided among and allocated between the assignor and Assignee of such Units in accordance with Section 7.06.

Section 7.04. Substitution as a Partner. No Assignee of the whole or any portion of Units shall have the right to become a Substituted Partner in place of the assignor unless all of the following conditions are satisfied:

(i)	The assignor and Assignee execute a written instrument of Assignment, together with such other instruments as the General Partner may deem necessary or desirable to effect the admission of the Assignee as a Substituted Partner, and by which the Assignee agrees to be bound by this Agreement.

(ii)	Such instrument of Assignment provided for herein has been delivered to and received by the General Partner.

(iii)	The conditions to such substitution in Section 7.05 have been satisfied.

(iv)	The written consent of the General Partner to such substitution has been obtained, the granting or denial of which shall be within the sole and absolute discretion of the General Partner, provided that the consent of the General Partner to such substitution shall be withheld if the General Partner shall not have received evidence satisfactory to it that the Substituted Partner is authorized to acquire the interest so Assigned and has the appropriate financial resources to acquire the Units Assigned to it.

(v)	A transfer fee has been paid to the Partnership which is sufficient to cover all reasonable expenses connected with such Assignment and substitution, including, but not limited to, legal and filing or recording fees.

Section 7.05. Additional Conditions to Assignment and Substitution. The General Partner and the Partnership shall not recognize any Assignment or substitution for any purpose if the Partnership shall not have received, if required by the General Partner, an opinion of counsel regularly employed by the Partnership (or other counsel reasonably satisfactory to the General Partner) to the effect that such Assignment (A) will not result is termination of the Partnership under the Act; (B) will not result in termination of the Partnership for federal income tax purposes or, if it does result in such a termination, such termination will not cause material adverse federal income tax consequences to the Partnership or the other Partners; (C) will not change the status of the Partnership as a partnership for federal income tax purposes; (D) will not give rise to liability of the Partnership, any Partner or any agent or advisor of any Partner for violation of the securities Laws of the United States or any state thereof; and (E) will not cause the Partnership to become subject to payment of the Indiana Gross Income Tax. Notwithstanding the foregoing restrictions, a redemption or purchase of the Common Units by the General Partner pursuant to the Redemption Rights granted in Section 7.07 shall not be deemed to be an Assignment for the purposes of this Section 7.05.

Section 7.06. Allocation Upon Assignment or Redemption. If any Units are Assigned during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article VII or redeemed pursuant to Section 7.07, Profits, Losses, each item thereof and all other items attributable to such Units for such fiscal year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the fiscal year in accordance with Section 4.09.

Section 7.07. Redemption Right.

(a) Subject to Section 7.07(b) and any other applicable agreement between the Partnership and a Limited Partner, each Limited Partner shall have the right (the “Redemption Right”) but not the obligation to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Common Units held by such Limited Partner at a redemption price per Common Unit equal to and in the form of the Redemption Amount. The Redemption Right shall be exercised pursuant to one or more Notices of Redemption delivered to the General Partner by the Limited Partner (or the Limited Partner’s attorney-in-fact) who is exercising the Redemption Right (the “Redeeming Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Redemption Right if the General Partner elects to purchase the Common Units subject to the Notice of Redemption pursuant to Section 7.07(b). A Limited Partner may not exercise the Redemption Right for less than 10 Units or, if such Limited Partner holds less than 10 Units, all of the Units held by such Partner. The Redeeming Partner shall have no right, with respect to any Units so redeemed, to receive any Distributions paid after the Specified Redemption Date.

(b) Notwithstanding the provisions of Section 7.07(a), a Limited Partner that exercises the Redemption Right shall be deemed to have offered to sell the Common Units described in the Notice of Redemption to the General Partner, and the General Partner may, in its sole and absolute discretion, purchase directly and acquire such Units by paying to the Redeeming Partner the Redemption Amount on the Specified Redemption Date, whereupon the General Partner shall acquire the Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. Unless the General Partner shall exercise its right to purchase Units from the Redeeming Partner pursuant to this Section 7.07(b), the General Partner shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. In the event the General Partner shall exercise its right to purchase Units with respect to the exercise of a Redemption Right in the manner described in the first sentence of this Section 7.07(b), the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner’s Units to the General Partner for federal income tax purposes. Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Redemption Right including, but not limited to, written representations as to tax or securities law matters, and any certificates representing such REIT Shares may bear legends regarding federal and state securities transfer restrictions and imposing reasonable requirements for any transfer.

(c) The General Partner shall at all times reserve and keep available for issuance upon the exercise of the Redemption Right such number of its authorized but unissued REIT Shares as will be sufficient to permit the exercise in full of the Redemption Right by all holders of Units. All REIT Shares, when issued upon exercise of a Redemption Right, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

(d) The Redemption Ratio is 1.0, subject to adjustments as follows:

(i)	In case the General Partner shall (A) pay or make a dividend or other distribution on the outstanding REIT Shares in REIT Shares, (B) subdivide or reclassify the outstanding REIT Shares into a greater number of REIT Shares, or (C) combine or reclassify the outstanding REIT Shares into a smaller number of REIT Shares, the Redemption Ratio in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or subject to such subdivision, combination or reclassification shall be proportionately adjusted so that a holder of Units shall be entitled to receive, upon redemption thereof, the number of REIT Shares which the holder would have owned at the opening of business on the day following the date fixed for such determination had such Units been redeemed immediately prior to such determination.

(ii)	In case the Partnership shall subdivide or reclassify the outstanding Units into a greater number of Units, the Redemption Ratio in effect at the opening of business on the day following the date fixed for the determination of Unit holders subject to such subdivision or reclassification shall be proportionately adjusted so that a holder of Units shall be entitled to receive, upon redemption thereof, the number of REIT Shares which the holder would have owned at the opening of business on the day following the date fixed for such determination had such Units been redeemed immediately prior to such determination.

(iii)	In case the General Partner (A) shall issue rights or warrants to all holders of REIT Shares entitling them to subscribe for or purchase REIT Shares at a price per share less than the Current Market Price per REIT Share on the date fixed for the determination of shareholders entitled to receive such rights or warrants, (B) shall not issue similar rights or warrants to all holders of Units entitling them to subscribe for or purchase REIT Shares or Units at a comparable price (determined, in the case of Units, by reference to the Redemption Ratio), and (C) cannot issue such rights or warrants to a Person exercising a Redemption Right as otherwise required by the definition of REIT Shares Amount in Section 1.04, then the Redemption Ratio in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Redemption Ratio by a fraction of which the numerator shall be the number of REIT Shares outstanding at the close of business on the date fixed for such determination plus the number of REIT Shares so offered for subscription or purchase, and of which the denominator shall be the number of REIT Shares outstanding at the close of business on the date fixed for such determination plus the number of REIT Shares which the aggregate offering price of the total number of REIT Shares so offered for subscription would purchase at such Current Market Price per share, such increase of the Redemption Ratio to become effective immediately after the opening of business on the day following the date fixed for such determination.

(iv)	In case the General Partner shall, by dividend or otherwise, distribute to all holders of its common stock (i) shares of capital stock of any class other than its common stock, (ii) evidences of its indebtedness or (iii) assets (excluding any rights or warrants referred to in subparagraph (iii) of this subsection (d), any cash dividend or distribution lawfully paid under the laws of the state of incorporation of the General Partner, and any dividend or distribution referred to in subsection (d)(i)) and the General Partner shall not cause a corresponding distribution to be made to all holders of Units, the Redemption Ratio shall be adjusted so that the same shall equal the ratio determined by multiplying the Redemption Ratio in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per REIT Share on the date fixed for such determination, and of which the denominator shall be such Current Market Price per REIT Share less the fair market value (as determined by the Board of Directors of the General Partner, whose determination shall be conclusive and described in a Board resolution certified by the Secretary of the General Partner and delivered to the holders of the Units) of the portion of the shares of capital stock or evidences of indebtedness or assets so distributed applicable to one REIT Share, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

(v)	In case of any reclassification of the REIT Shares (including, but not limited to, any reclassification upon a consolidation or merger in which the General Partner is the continuing corporation) into securities other than REIT Shares, the Units shall thereafter be redeemable into the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of REIT Shares into which such Units would be redeemable immediately prior to such reclassification.

(vi)	For purposes of this subsection (d), if the General Partner receives consideration other than cash for any of its securities, the value of such consideration is to be determined by the Board of Directors of the General Partner in the exercise of its reasonable business judgment and the basis for such valuation shall be included in any certificate delivered by the General Partner pursuant to Section 5.03(c).

Section 7.08. Effect of Transfer. Any Assignee or other transferee of Units or any interest therein shall take subject to the restrictions and conditions to transfer imposed by this Article.

ARTICLE VIII

LIQUIDATION

Section 8.01. Liquidation Determination. In the event of dissolution where the Partnership is not continued pursuant to this Agreement or otherwise, the Partnership shall be liquidated.

Section 8.02. Liquidation Procedure. A reasonable time, as determined by the General Partner, from the date of an event of dissolution shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of its liabilities. Upon the completion of dissolution in accordance with the terms hereof, the Partnership shall terminate and the General Partner shall execute, acknowledge and cause to be filed a certificate of cancellation of the Partnership whereupon it shall cease to exist in all respects. In the event of a dissolution of the Partnership, liquidation of the assets of the Partnership and discharge of its liabilities may be carried out by a liquidation trustee or receiver, who shall be a bank or trust company or other person or firm having experience in managing, liquidating or otherwise handling property of the type then owned by the Partnership. Such liquidation trustee or receiver shall be designated by the General Partner (or in the absence of the General Partner, by the Limited Partners holding more than 50% of the Units). A liquidation trustee shall be not personally liable for the debts of the Partnership but otherwise shall have such obligations and authorities as are given the General Partner pursuant to this Agreement or as may be agreed upon between the Partners and said liquidation trustee.

Section 8.03. Allocation of Liquidation Proceeds. Upon liquidation of the Partnership, and subject to Section 2.05 hereof, the liquidation proceeds shall be applied and distributed in the following manner and order of priority:

(i)	To the payment of liabilities of creditors other than Partners and to the expenses of liquidation;

(ii)	To the setting up of any reserves which the General Partner determines reasonably necessary for any contingent liabilities of the Partnership or of any Partner arising out of or in connection with a Partnership liability, which revenues shall be paid over by the Partnership to an escrow agent or shall be held for the purpose of disbursing such reserves in payment of any such contingent liabilities and, at the expiration of such period as the General Partner shall deem advisable, the balance of which shall be distributed as otherwise provided in this section;

(iii)	To the payment of any liabilities to the Partners (other than Capital Accounts), arising out of or in connection with a Partnership liability, or if the amount available for such payment is insufficient, a pro rata portion thereof; and

(iv)	The remainder to the Partners in accordance with Section 4.04 of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notice. All notices, elections, consents and approvals under this Agreement shall be in writing, and shall be effectively given to any Partner if delivered to the Partner or if mailed by certified mail, return receipt requested, to such Partner at the address provided to the General Partner. Any Partner may change his or its address for notice by giving notice of such change to the General Partner.

Section 9.02. Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

Section 9.03. Assigns and Successors in Interest. Except as otherwise provided herein, this Agreement shall be binding upon and shall run for the benefit of the parties executing this Agreement, and the personal representatives, heirs, legatees, devisees, assigns and successors in interest of the Partners.

Section 9.04. Assignment. No Partner to this Agreement may Assign its Units or any right therein to any other Person except as expressly permitted by this Agreement. However, in the event of any Assignment of Units in accordance with the provisions of this Agreement, the Partners agree to execute such documents as may be necessary to effect such change, including required changes to this Agreement and the Certificate described in Section 9.06.

Section 9.05. Amendment.

(a) The General Partner, without obtaining the consent of the other Partners, may amend this Agreement at any time, in its sole and exclusive discretion, but only to reflect:

(i)	A change in the name of the Partnership;

(ii)	A change in the principal place of business of the Partnership;

(iii)	The admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement, so long as any Person admitted or substituted as a Partner executes a written document agreeing to be bound by this Agreement;

(iv)	A change that (A) is of an inconsequential nature and does not adversely affect the Limited Partners or any Assignees in any material respect or (B) is required by this Agreement;

(v)	A change to set forth the rights, powers, duties, and preferences of the holders of any additional Partnership interests issued pursuant to Section 4.02(b) hereof;

(vi)	A change to satisfy any requirements, or conditions contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; or

(vii)	A change to Exhibit 5, 6 and 7 in accordance with the terms of such Exhibits.

(b) This Agreement may be otherwise amended with the consent of the General Partner and Special Partner Approval. Notwithstanding the preceding sentence, any amendment which would have any of the following effects must be consented to in writing by each Partner whose rights or obligations as expressly provided in this Agreement are directly and adversely affected by such amendment:

(i)	Increase or decrease a Partner’s obligation to contribute to the Partnership or decrease the Capital Account of a Partner;

(ii)	Alter the allocations of Profits and Losses;

(iii)	Alter the manner of computing Distributions;

(iv)	Alter the right of a Partner to Assign his Units and any rights provided in this Agreement to substitute another Person as a Partner;

(v)	Alter the voting rights or status of Partners;

(vi)	Alter or modify the Redemption Right and Redemption Amount as set forth in Section 7.07 and related definitions;

(vii)	Alter the procedures for amending this Agreement; or

(c) Notwithstanding the foregoing, the unanimous consent of the Partners is required for any amendment which, in the opinion of counsel for the Partnership:

(i)	Is in violation of the provisions of the Act;

(ii)	Would cause the Limited Partners to incur liability as general partners; or

(iii)	Would result in the Partnership being treated as other than a partnership for federal income tax purposes.

(d) Section 2.05 shall not be amended without the consent of two-thirds in number of the Obligated Partners.

(e) Amendments to this Agreement may be proposed by the General Partner or by a proposal in writing signed by Partners holding ten percent (10%) or more of the outstanding Units, such proposal to be given to the General Partner and the other Partners at the addresses appearing in the records of the Partnership.

(f) The General Partner shall provide written notice to the Limited Partners when any action under subsection (a) is taken.

Section 9.06. Certificate of Limited Partnership. The Partnership has previously filed a Certificate of Limited Partnership in the Office of the Secretary of State of Indiana. The Partnership shall amend such certificate as required by the Act in connection with this Third Amended and Restated Agreement of Limited Partnership and shall file additional Certificates of Limited Partnership in such other office or offices in such other jurisdiction or jurisdictions where such filings are required by applicable law or deemed desirable by the General Partner. In the event of any change requiring the cancellation or amendment of such certificate under the Act or such other applicable law, the General Partner shall cause the certificate to be cancelled or amended in accordance with law by an appropriate filing, without the necessity of first obtaining the prior consent of the other Partners.

Section 9.07. Further Assurances. The Partners will execute and deliver such further instruments and do such further acts and things as may be necessary to carry out the intent and purpose of this Agreement.

Section 9.08. Warranties of Representatives. Each Person executing this Agreement on behalf of a party hereto represents and warrants that he has been fully empowered to execute this Agreement, and that all necessary action for the execution of this Agreement has been taken.

Section 9.09. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day that is not a Saturday, Sunday or legal holiday.

Section 9.10. Captions. Article and section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 9.11. Identification. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural; and the masculine gender shall include the feminine and neuter genders.

Section 9.12. Counterparts. This Agreement may be executed in any number of counterparts or by separate signature pages identified as such and all of such counterparts or signature pages shall for all purposes constitute an agreement binding on the parties hereto, notwithstanding that all parties are not signatory to the same counterpart or signature page.

Section 9.13. Partners’ Capability. Anything in this Agreement to the contrary notwithstanding, no Partner, or any Assignee of the interests thereof, shall be a Person or organization prohibited by law from becoming such. Any assignment of an interest in the Partnership to any Person or organization not meeting such standard shall be void and ineffective and shall not bind the Partnership.

Section 9.14. Severability. If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement will continue in full force and effect so far as the intent of the parties can be carried out.

Section 9.15. Approval or Consent. Except as otherwise provided herein, any approval or consent required in this Agreement by Partners holding Units shall be deemed given upon the affirmative vote at a meeting, or the execution of a written ballot or consent form indicating consent, by Partners holding more than fifty percent (50%) of the Common Units. The term “consent” shall comprise the word “approve” as used in the Act.

Section 9.16. Meetings. Meetings of the Partnership may be called by the General Partner and shall be called by the General Partner upon the written request of the Partners holding more than ten percent (10%) of the Units.

Section 9.17. Consent of Partners and Assignees. By acceptance of a Unit, each Partner and each Assignee expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners, and each such Partner and Assignee shall be bound by the results of such action.

Section 9.18. Limitation on Benefits of this Agreement. It is the explicit intention of the Partners that no Person other than the Partners and the Partnership (and, to the extent provided in Section 3.10, the Persons entitled to be indemnified thereunder) is or shall be entitled to bring any action by or on behalf of the Partnership to enforce any provision of this Agreement against any Partner (or its successors and assigns) or the Partnership, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Partners (or their respective successors and assigns as permitted hereunder) and the Partnership (and, to the extent provided in Section 3.10, the Persons entitled to be indemnified thereunder).

Section 9.19. Special Power of Attorney.

(a) By executing this Agreement, in person or by attorney-in-fact, each Limited Partner (and each Substituted Partner by acceptance of Units) constitutes and appoints the General Partner as the attorney-in-fact for such Limited Partner, with power and authority to act in its name and on its behalf to approve, execute, acknowledge and swear to the execution, acknowledgment and filing of the following documents:

(i)	Any amendments to this Agreement which are permitted under Section 9.05(a) or for which the required consent has been given under Section 9.05(b), 9.05(c) or Section 9.05(d), any separate certificates of limited partnership, as well as any amendments to the foregoing which, under the laws of the State of Indiana or the laws of any other state, are required to be made or filed or which are required to be made or filed by any governmental agency;

(ii)	Any certificates of limited partnership, as well as any amendments to the foregoing which, under the laws of the State of Indiana or the laws of any other state, are required to be filed or which the General Partner deems it advisable to file;

(iii)	Any other instrument or document which may be required to be filed by the Partnership under the laws of any state or by any governmental agency; and

(iv)	Any instrument or document which may be required to effect the continuation of the Partnership, the admission of an Additional Limited Partner or Substituted Partner, or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement), or to reflect any reductions in amount of contributions of Partners.

(b) The special power of attorney granted by each Limited Partner:

(i)	Is a special power of attorney coupled with an interest, is irrevocable, shall survive the death of the granting Limited Partner (if an individual), and is limited to those matters herein set forth;

(ii)	May be exercised by the General Partner acting alone for each Limited Partner by a facsimile signature of the General Partner or by listing all of the Limited Partners executing any instrument with a single signature of the General Partner acting as an attorney-in-fact for all of them; and

(iii)	Shall survive an Assignment by a Limited Partner of all or any portion of its Units except that, where the Assignee of the Units owned by a Limited Partner has been approved by the General Partner for admission to the Partnership as a Substituted Partner, the special power of attorney shall survive such Assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument or document necessary to effect such substitution.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Agreement of Limited Partnership this 31st day of July, 2009.

GENERAL PARTNER:

DUKE REALTY CORPORATION

By:	/s/ Howard L. Feinsand
Howard L. Feinsand
Executive Vice President, General Counsel and Corporate Secretary

Exhibit J

Series J Preferred Units

Series J Preferred Units. Pursuant to the authority granted under Section 4.02(a) of the Second Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership (the “Partnership Agreement”), the General Partner hereby establishes a series of Preferred Units designated the 6.625% Series J Cumulative Redeemable Preferred Units (liquidation preference $250.00 per unit) (the “Series J Preferred Units”) on the terms set forth in this Exhibit J. Capitalized terms used herein without definition have the meanings given to them in the Partnership Agreement.

(a) Number. The number of authorized units of the Series J Preferred Units shall be 460,000 and shall at all times be equal to the number of 6.625% Series J Cumulative Redeemable Preferred Shares (“Series J Preferred Shares”) issued by the General Partner and then outstanding. Series J Preferred Units shall be issued only to and held only by the General Partner.

(b) Relative Seniority. In respect of rights to receive Distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series J Preferred Units shall rank (i) on a parity with any class or series of Units of the Partnership (“Parity Units”) as to the payment of Distributions and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the Distribution rates, Distribution payment dates or redemption or liquidation prices per unit thereof are different from those of the Series J Preferred Units) if the holders of such class or series of Units and Series J Preferred Units shall be entitled to the receipt of Distributions and of amounts distributable upon liquidation, dissolution or winding up (taking into account the effects of allocations of Profits, Losses and other items) in proportion to their respective amounts of accrued and unpaid Distributions per unit or liquidation preferences without preference or priority one over the other, (ii) senior to any class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series J Preferred Units (collectively, “Junior Units”) and (iii) senior to the Common Units and any other class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series J Preferred Units (collectively, “Fully Junior Units”). Nothing contained in Section 4.06 of the Partnership Agreement or this Exhibit J shall prohibit the Partnership from issuing additional Units that are Parity Units with the Series J Preferred Units.

(c) Distributions.

(1) The General Partner, as holder of the then outstanding Series J Preferred Units, shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative Distributions at the rate of 6.625% of the liquidation preference per unit per year, payable quarterly in equal amounts of $4.140625 per unit in cash on the last calendar day of each February, May, August and November or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereinafter called a “Quarterly Distribution Date” and each period ending on a Quarterly Distribution Date being hereinafter called a “Distribution Period”), provided, however, that the first Distribution on the Series J Preferred Units will be paid on December 1, 2003. Distributions shall be payable to the General Partner, as holder of the Series J Preferred Units, at the close of business on the applicable record date (the “Record Date”), which shall be on such date designated by the Partnership for the payment of Distributions that is not more than 30 nor less than 10 days prior to such Quarterly Distribution Date. The amount of any Distribution payable for any partial Distribution Period shall be prorated and computed on the basis of a 360- day year consisting of twelve 30-day months. Distributions on each Series J Preferred Unit shall accrue and be cumulative from and including the date of original issue thereof whether or not (i) there are funds legally available for the payment of such Distributions or (ii) such Distributions are authorized. Distributions paid on the Series J Preferred Units in an amount less than the total amount of such Distributions at the time accrued and payable on such Series J Preferred Units shall be allocated pro rata on a per unit basis among all such Series J Preferred Units at the time outstanding. Except as provided in the last sentence of this paragraph, unless the full cumulative Distributions on the Series J Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Distributions (other than Distributions payable solely in Common Units or other Fully Junior Units) shall be declared or paid or set aside for payment or other Distribution made upon the Common Units or any other Units ranking junior to or on a parity with the Series J Preferred Units as to Distributions or upon liquidation, nor shall any Common Units or any other Units ranking junior to or on a parity with the Series J Preferred Units as to Distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such Units) by the Partnership or any subsidiary of the Partnership (except for conversion into or exchange for such Units of the Partnership ranking junior to the Series J Preferred Units as to Distributions and upon liquidation). If accrued Distributions on the Series J Preferred Units for all prior Distribution Periods have not been paid in full, then any Distribution declared on the Series J Preferred Units for any Distribution Period and on any series of Preferred Units at the time outstanding ranking on a parity as to the Distributions with the Series J Preferred Units will be declared ratably in proportion to accrued and unpaid Distributions on the Series J Preferred Units and such series of Preferred Units at the time outstanding ranking on a parity as to Distributions with the Series J Preferred Units.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(2) The amount of any Distributions accrued on any Series J Preferred Units at any Quarterly Distribution Date shall be the amount of any unpaid Distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of Distributions accrued on any units of Series J Preferred Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid Distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual Distribution rate of 6.625% per unit for the period after such last preceding Quarterly Distribution Date, to and including the date as of which the calculation is made, based on a 360-day year consisting of twelve 30-day months.

(3) Except as provided in this Exhibit J the Series J Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

(4) Any Distribution made on the Series J Preferred Units shall be first credited against the earliest accrued but unpaid Distribution due with respect to such Series J Preferred Units that remains payable.

(5) If, for any taxable year, the Partnership elects to designate as “capital gain Distributions” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the Distributions paid or made available for the year to holders of all classes of Units (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocated to the holder of the Series J Preferred Units shall be the amount that the total Distributions paid or made available to the holder of the Series J Preferred Units for the year bears to the Total Distributions.

(6) No Distributions on the Series J Preferred Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, Distributions on the Series J Preferred Units will accrue whether or not there are funds legally available for the payment of such Distributions or such Distributions are authorized.

(d) Liquidation Rights.

(1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the holder of the Series J Preferred Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership legally available for distribution to the Partners, before any payment or distribution shall be made on any Junior Units or any Fully Junior Units, the amount of $250.00 per Series J Preferred Unit, plus an amount equal to any accrued and unpaid Distributions thereon to the date of such liquidation, dissolution or winding up.

(2) After payment of the full amount of the liquidating distributions provided for in this Exhibit J to the holder of the Series J Preferred Units, such holder shall have no right or claim to any of the remaining assets of the Partnership.

(3) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the amounts payable with respect to the liquidating distributions of the Series J Preferred Units and any other Units of the Partnership ranking as to any such distribution on a parity with the Series J Preferred Units are not paid in full, the holders of the Series J Preferred Units and of such other Units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective liquidating distributions to which they are entitled.

(4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, the merger or consolidation of the Partnership into or with any other entity nor the merger or consolidation of any other entity into or with the Partnership shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Exhibit J.

(e) Redemption by the Partnership.

(1) Redemption. The Series J Preferred Units are not redeemable prior to August 25, 2008. On or after August 25, 2008, the General Partner may, at its option, cause the Partnership to redeem at any time all or, from time to time, part of the Series J Preferred Units at a price per unit, payable in cash, of $250.00, together with all accrued and unpaid Distributions thereon, without interest, to and including the date fixed for redemption. The Series J Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(2) Procedures of Redemption. At any time that the General Partner exercises its right to redeem all or any of the Series J Preferred Shares, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series J Preferred Units.

(f) Voting Rights. Except as required by law, the General Partner, in its capacity as the holder of the Series J Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

(g) General. The rights of the General Partner, in its capacity as holder of the Series J Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner other than in its capacity as the holder of the Series J Preferred Units.

Exhibit K

Series K Preferred Units

Series K Preferred Units. Pursuant to the authority granted under Section 4.02(a) of the Second Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership (the “Partnership Agreement”), the General Partner hereby establishes a series of Preferred Units designated the 6.5% Series K Cumulative Redeemable Preferred Units (liquidation preference $250.00 per unit) (the “Series K Preferred Units”) on the terms set forth in this Exhibit K. Capitalized terms used herein without definition have the meanings given to them in the Partnership Agreement.

(a) Number. The number of authorized units of the Series K Preferred Units shall be 600,000 and shall at all times be equal to the number of 6.5% Series K Cumulative Redeemable Preferred Shares (“Series K Preferred Shares”) issued by the General Partner and then outstanding. Series K Preferred Units shall be issued only to and held only by the General Partner.

(b) Relative Seniority. In respect of rights to receive Distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series K Preferred Units shall rank (i) on a parity with any class or series of Units of the Partnership (“Parity Units”) as to the payment of Distributions and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the Distribution rates, Distribution payment dates or redemption or liquidation prices per unit thereof are different from those of the Series K Preferred Units) if the holders of such class or series of Units and Series K Preferred Units shall be entitled to the receipt of Distributions and of amounts distributable upon liquidation, dissolution or winding up (taking into account the effects of allocations of Profits, Losses and other items) in proportion to their respective amounts of accrued and unpaid Distributions per unit or liquidation preferences without preference or priority one over the other, (ii) senior to any class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series K Preferred Units (collectively, “Junior Units”) and (iii) senior to the Common Units and any other class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series K Preferred Units (collectively, “Fully Junior Units”). Nothing contained in Section 4.06 of the Partnership Agreement or this Exhibit K shall prohibit the Partnership from issuing additional Units that are Parity Units with the Series K Preferred Units.

(c) Distributions.

(1) The General Partner, as holder of the then outstanding Series K Preferred Units, shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative Distributions at the rate of 6.5% of the liquidation preference per unit per year, payable quarterly in equal amounts of $4.0625 per unit in cash on the last calendar day of each February, May, August and November or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereinafter called a “Quarterly Distribution Date” and each period ending on a Quarterly Distribution Date being hereinafter called a “Distribution Period”), provided, however, that the first Distribution on the Series K Preferred Units will be paid on May 31, 2004. Distributions shall be payable to the General Partner, as holder of the Series K Preferred Units, at the close of business on the applicable record date (the “Record Date”), which shall be on such date designated by the Partnership for the payment of Distributions that is not more than 30 nor less than 10 days prior to such Quarterly Distribution Date. The amount of any Distribution payable for any partial Distribution Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions on each Series K Preferred Unit shall accrue and be cumulative from and including the date of original issue thereof whether or not (i) there are funds legally available for the payment of such Distributions or (ii) such Distributions are authorized. Distributions paid on the Series K Preferred Units in an amount less than the total amount of such Distributions at the time accrued and payable on such Series K Preferred Units shall be allocated pro rata on a per unit basis among all such Series K Preferred Units at the time outstanding. Except as provided in the last sentence of this paragraph, unless the full cumulative Distributions on the Series K Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Distributions (other than Distributions payable solely in Common Units or other Fully Junior Units) shall be declared or paid or set aside for payment or other Distribution made upon the Common Units or any other Units ranking junior to or on a parity with the Series K Preferred Units as to Distributions or upon liquidation, nor shall any Common Units or any other Units ranking junior to or on a parity with the Series K Preferred Units as to Distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such Units) by the Partnership or any subsidiary of the Partnership (except for conversion into or exchange for such Units of the Partnership ranking junior to the Series K Preferred Units as to Distributions and upon liquidation). If accrued Distributions on the Series K Preferred Units for all prior Distribution Periods have not been paid in full, then any Distribution declared on the Series K Preferred Units for any Distribution Period and on any series of Preferred Units at the time outstanding ranking on a parity as to the Distributions with the Series K Preferred Units will be declared ratably in proportion to accrued and unpaid Distributions on the Series K Preferred Units and such series of Preferred Units at the time outstanding ranking on a parity as to Distributions with the Series K Preferred Units.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(2) The amount of any Distributions accrued on any Series K Preferred Units at any Quarterly Distribution Date shall be the amount of any unpaid Distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of Distributions accrued on any units of Series K Preferred Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid Distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual Distribution rate of 6.5% per unit for the period after such last preceding Quarterly Distribution Date, to and including the date as of which the calculation is made, based on a 360-day year consisting of twelve 30-day months.

(3) Except as provided in this Exhibit K, the Series K Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

(4) Any Distribution made on the Series K Preferred Units shall be first credited against the earliest accrued but unpaid Distribution due with respect to such Series K Preferred Units that remains payable.

(5) If, for any taxable year, the Partnership elects to designate as “capital gain Distributions” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the Distributions paid or made available for the year to holders of all classes of Units (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocated to the holder of the Series K Preferred Units shall be the amount that the total Distributions paid or made available to the holder of the Series K Preferred Units for the year bears to the Total Distributions.

(6) No Distributions on the Series K Preferred Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, Distributions on the Series K Preferred Units will accrue whether or not there are funds legally available for the payment of such Distributions or such Distributions are authorized.

(d) Liquidation Rights.

(1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the holder of the Series K Preferred Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership legally available for distribution to the Partners, before any payment or distribution shall be made on any Junior Units or any Fully Junior Units, the amount of $250.00 per Series K Preferred Unit, plus an amount equal to any accrued and unpaid Distributions thereon to the date of such liquidation, dissolution or winding up.

(2) After payment of the full amount of the liquidating distributions provided for in this Exhibit K to the holder of the Series K Preferred Units, such holder shall have no right or claim to any of the remaining assets of the Partnership.

(3) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the amounts payable with respect to the liquidating distributions of the Series K Preferred Units and any other Units of the Partnership ranking as to any such distribution on a parity with the Series K Preferred Units are not paid in full, the holders of the Series K Preferred Units and of such other Units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective liquidating distributions to which they are entitled.

(4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, the merger or consolidation of the Partnership into or with any other entity nor the merger or consolidation of any other entity into or with the Partnership shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Exhibit K.

(e) Redemption by the Partnership.

(1) Redemption. The Series K Preferred Units are not redeemable prior to February 13, 2009. On or after February 13, 2009, the General Partner may, at its option, cause the Partnership to redeem at any time all or, from time to time, part of the Series K Preferred Units at a price per unit, payable in cash, of $250.00, together with all accrued and unpaid Distributions thereon, without interest, to and including the date fixed for redemption. The Series K Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(2) Procedures of Redemption. At any time that the General Partner exercises its right to redeem all or any of the Series K Preferred Shares, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series K Preferred Units.

(f) Voting Rights. Except as required by law, the General Partner, in its capacity as the holder of the Series K Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

(g) General. The rights of the General Partner, in its capacity as holder of the Series K Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner other than in its capacity as the holder of the Series K Preferred Units.

Exhibit L

Series L Preferred Units

Series L Preferred Units. Pursuant to the authority granted under Section 4.02(a) of the Second Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership (the “Partnership Agreement”), the General Partner hereby establishes a series of Preferred Units designated the 6.6% Series L Cumulative Redeemable Preferred Units (liquidation preference $250.00 per unit) (the “Series L Preferred Units”) on the terms set forth in this Exhibit L. Capitalized terms used herein without definition have the meanings given to them in the Partnership Agreement.

(a) Number. The number of authorized units of the Series L Preferred Units shall be 800,000 and shall at all times be equal to the number of 6.6% Series L Cumulative Redeemable Preferred Shares (“Series L Preferred Shares”) issued by the General Partner and then outstanding. Series L Preferred Units shall be issued only to and held only by the General Partner.

(b) Relative Seniority. In respect of rights to receive Distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series L Preferred Units shall rank (i) on a parity with any class or series of Units of the Partnership (“Parity Units”) as to the payment of Distributions and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the Distribution rates, Distribution payment dates or redemption or liquidation prices per unit thereof are different from those of the Series L Preferred Units) if the holders of such class or series of Units and Series L Preferred Units shall be entitled to the receipt of Distributions and of amounts distributable upon liquidation, dissolution or winding up (taking into account the effects of allocations of Profits, Losses and other items) in proportion to their respective amounts of accrued and unpaid Distributions per unit or liquidation preferences without preference or priority one over the other, (ii) senior to any class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series L Preferred Units (collectively, “Junior Units”) and (iii) senior to the Common Units and any other class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series L Preferred Units (collectively, “Fully Junior Units”). Nothing contained in Section 4.06 of the Partnership Agreement or this Exhibit L shall prohibit the Partnership from issuing additional Units that are Parity Units with the Series L Preferred Units.

(c) Distributions.

(1) The General Partner, as holder of the then outstanding Series L Preferred Units, shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative Distributions at the rate of 6.6% of the liquidation preference per unit per year, payable quarterly in equal amounts of $4.125 per unit in cash on the last calendar day of each February, May, August and November or, if not a Business Day (as hereinafter defined), the next succeeding Business Day (each such day being hereinafter called a “Quarterly Distribution Date” and each period ending on a Quarterly Distribution Date being hereinafter called a “Distribution Period”), provided, however, that the first Distribution on the Series L Preferred Units will be paid on February 28, 2005. Distributions shall be payable to the General Partner, as holder of the Series L Preferred Units, at the close of business on the applicable record date (the “Record Date”), which shall be on such date designated by the Partnership for the payment of Distributions that is not more than 30 nor less than 10 days prior to such Quarterly Distribution Date. The amount of any Distribution payable for any partial Distribution Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions on each Series L Preferred Unit shall accrue and be cumulative from and including the date of original issue thereof whether or not (i) there are funds legally available for the payment of such Distributions or (ii) such Distributions are authorized. Distributions paid on the Series L Preferred Units in an amount less than the total amount of such Distributions at the time accrued and payable on such Series L Preferred Units shall be allocated pro rata on a per unit basis among all such Series L Preferred Units at the time outstanding. Except as provided in the last sentence of this paragraph, unless the full cumulative Distributions on the Series L Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Distributions (other than Distributions payable solely in Common Units or other Fully Junior Units) shall be declared or paid or set aside for payment or other Distribution made upon the Common Units or any other Units ranking junior to or on a parity with the Series L Preferred Units as to Distributions or upon liquidation, nor shall any Common Units or any other Units ranking junior to or on a parity with the Series L Preferred Units as to Distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such Units) by the Partnership or any subsidiary of the Partnership (except for conversion into or exchange for such Units of the Partnership ranking junior to the Series L Preferred Units as to Distributions and upon liquidation). If accrued Distributions on the Series L Preferred Units for all prior Distribution Periods have not been paid in full, then any Distribution declared on the Series L Preferred Units for any Distribution Period and on any series of Preferred Units at the time outstanding ranking on a parity as to the Distributions with the Series L Preferred Units will be declared ratably in proportion to accrued and unpaid Distributions on the Series L Preferred Units and such series of Preferred Units at the time outstanding ranking on a parity as to Distributions with the Series L Preferred Units.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(2) The amount of any Distributions accrued on any Series L Preferred Units at any Quarterly Distribution Date shall be the amount of any unpaid Distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of Distributions accrued on any units of Series L Preferred Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid Distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual Distribution rate of 6.6% per unit for the period after such last preceding Quarterly Distribution Date, to and including the date as of which the calculation is made, based on a 360-day year consisting of twelve 30-day months.

(3) Except as provided in this Exhibit L, the Series L Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

(4) Any Distribution made on the Series L Preferred Units shall be first credited against the earliest accrued but unpaid Distribution due with respect to such Series L Preferred Units that remains payable.

(5) If, for any taxable year, the Partnership elects to designate as “capital gain Distributions” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the Distributions paid or made available for the year to holders of all classes of Units (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocated to the holder of the Series L Preferred Units shall be the amount that the total Distributions paid or made available to the holder of the Series L Preferred Units for the year bears to the Total Distributions.

(6) No Distributions on the Series L Preferred Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, Distributions on the Series L Preferred Units will accrue whether or not there are funds legally available for the payment of such Distributions or such Distributions are authorized.

(d) Liquidation Rights.

(1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the holder of the Series L Preferred Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership legally available for distribution to the Partners, before any payment or distribution shall be made on any Junior Units or any Fully Junior Units, the amount of $250.00 per Series L Preferred Unit, plus an amount equal to any accrued and unpaid Distributions thereon to the date of such liquidation, dissolution or winding up.

(2) After payment of the full amount of the liquidating distributions provided for in this Exhibit L to the holder of the Series L Preferred Units, such holder shall have no right or claim to any of the remaining assets of the Partnership.

(3) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the amounts payable with respect to the liquidating distributions of the Series L Preferred Units and any other Units of the Partnership ranking as to any such distribution on a parity with the Series L Preferred Units are not paid in full, the holders of the Series L Preferred Units and of such other Units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective liquidating distributions to which they are entitled.

(4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, the merger or consolidation of the Partnership into or with any other entity nor the merger or consolidation of any other entity into or with the Partnership shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Exhibit L.

(e) Redemption by the Partnership.

(1) Redemption. The Series L Preferred Units are not redeemable prior to November 30, 2009. On or after November 30, 2009, the General Partner may, at its option, cause the Partnership to redeem at any time all or, from time to time, part of the Series L Preferred Units at a price per unit, payable in cash, of $250.00, together with all accrued and unpaid Distributions thereon, without interest, to and including the date fixed for redemption. The Series L Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(2) Procedures of Redemption. At any time that the General Partner exercises its right to redeem all or any of the Series L Preferred Shares, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series L Preferred Units.

(f) Voting Rights. Except as required by law, the General Partner, in its capacity as the holder of the Series L Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

(g) General. The rights of the General Partner, in its capacity as holder of the Series L Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner other than in its capacity as the holder of the Series L Preferred Units.

Exhibit M

Series M Preferred Units

Series M Preferred Units. Pursuant to the authority granted under Section 4.02(a) of the Second Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership (the “Partnership Agreement”), the General Partner hereby establishes a series of Preferred Units designated the 6.95% Series M Cumulative Redeemable Preferred Units (liquidation preference $250.00 per unit) (the “Series M Preferred Units”) on the terms set forth in this Exhibit M. Capitalized terms used herein without definition have the meanings given to them in the Partnership Agreement.

(a) Number. The number of authorized units of the Series M Preferred Units shall be 736,000 and shall at all times be equal to the number of 6.95% Series M Cumulative Redeemable Preferred Shares (“Series M Preferred Shares”) issued by the General Partner and then outstanding. Series M Preferred Units shall be issued only to and held only by the General Partner.

(b) Relative Seniority. In respect of rights to receive Distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series M Preferred Units shall rank (i) on a parity with any class or series of Units of the Partnership (“Parity Units”) as to the payment of Distributions and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the Distribution rates, Distribution payment dates or redemption or liquidation prices per unit thereof are different from those of the Series M Preferred Units) if the holders of such class or series of Units and Series M Preferred Units shall be entitled to the receipt of Distributions and of amounts distributable upon liquidation, dissolution or winding up (taking into account the effects of allocations of Profits, Losses and other items) in proportion to their respective amounts of accrued and unpaid Distributions per unit or liquidation preferences without preference or priority one over the other, (ii) senior to any class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series M Preferred Units (collectively, “Junior Units”) and (iii) senior to the Common Units and any other class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series M Preferred Units (collectively, “Fully Junior Units”). Nothing contained in Section 4.06 of the Partnership Agreement or this Exhibit M shall prohibit the Partnership from issuing additional Units that are Parity Units with the Series M Preferred Units.

(c) Distributions.

(1) The General Partner, as holder of the then outstanding Series M Preferred Units, shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative Distributions at the rate of 6.95% of the liquidation preference per unit per year, payable quarterly in equal amounts of $4.34375 per unit in cash on the last calendar day of each March, June, and September, or, if not a Business Day (as hereinafter defined), the next succeeding Business Day, and on the last Business Day of December (each such day being hereinafter called a “Quarterly Distribution Date” and each period ending on a Quarterly Distribution Date being hereinafter called a “Distribution Period”), provided, however, that the first Distribution on the Series M Preferred Units will be paid on March 31, 2006. Distributions shall be payable to the General Partner, as holder of the Series M Preferred Units, at the close of business on the applicable record date (the “Record Date”), which shall be on such date designated by the Partnership for the payment of Distributions that is not more than 30 nor less than 10 days prior to such Quarterly Distribution Date. The amount of any Distribution payable for any partial Distribution Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions on each Series M Preferred Unit shall accrue and be cumulative from and including the date of original issue thereof whether or not (i) there are funds legally available for the payment of such Distributions or (ii) such Distributions are authorized. Distributions paid on the Series M Preferred Units in an amount less than the total amount of such Distributions at the time accrued and payable on such Series M Preferred Units shall be allocated pro rata on a per unit basis among all such Series M Preferred Units at the time outstanding. Except as provided in the last sentence of this paragraph, unless the full cumulative Distributions on the Series M Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Distributions (other than Distributions payable solely in Common Units or other Fully Junior Units) shall be declared or paid or set aside for payment or other Distribution made upon the Common Units or any other Units ranking junior to or on a parity with the Series M Preferred Units as to Distributions or upon liquidation, nor shall any Common Units or any other Units ranking junior to or on a parity with the Series M Preferred Units as to Distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such Units) by the Partnership or any subsidiary of the Partnership (except for conversion into or exchange for such Units of the Partnership ranking junior to the Series M Preferred Units as to Distributions and upon liquidation). If accrued Distributions on the Series M Preferred Units for all prior Distribution Periods have not been paid in full, then any Distribution declared on the Series M Preferred Units for any Distribution Period and on any series of Preferred Units at the time outstanding ranking on a parity as to the Distributions with the Series M Preferred Units will be declared ratably in proportion to accrued and unpaid Distributions on the Series M Preferred Units and such series of Preferred Units at the time outstanding ranking on a parity as to Distributions with the Series M Preferred Units.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(2) The amount of any Distributions accrued on any Series M Preferred Units at any Quarterly Distribution Date shall be the amount of any unpaid Distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of Distributions accrued on any units of Series M Preferred Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid Distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual Distribution rate of 6.95% per unit for the period after such last preceding Quarterly Distribution Date, to and including the date as of which the calculation is made, based on a 360-day year consisting of twelve 30-day months.

(3) Except as provided in this Exhibit M, the Series M Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

(4) Any Distribution made on the Series M Preferred Units shall be first credited against the earliest accrued but unpaid Distribution due with respect to such Series M Preferred Units that remains payable.

(5) If, for any taxable year, the Partnership elects to designate as “capital gain Distributions” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the Distributions paid or made available for the year to holders of all classes of Units (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocated to the holder of the Series M Preferred Units shall be the amount that the total Distributions paid or made available to the holder of the Series M Preferred Units for the year bears to the Total Distributions.

(6) No Distributions on the Series M Preferred Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, Distributions on the Series M Preferred Units will accrue whether or not there are funds legally available for the payment of such Distributions or such Distributions are authorized.

(d) Liquidation Rights.

(1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the holder of the Series M Preferred Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership legally available for distribution to the Partners, before any payment or distribution shall be made on any Junior Units or any Fully Junior Units, the amount of $250.00 per Series M Preferred Unit, plus an amount equal to any accrued and unpaid Distributions thereon to the date of such liquidation, dissolution or winding up.

(2) After payment of the full amount of the liquidating distributions provided for in this Exhibit M to the holder of the Series M Preferred Units, such holder shall have no right or claim to any of the remaining assets of the Partnership.

(3) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the amounts payable with respect to the liquidating distributions of the Series M Preferred Units and any other Units of the Partnership ranking as to any such distribution on a parity with the Series M Preferred Units are not paid in full, the holders of the Series M Preferred Units and of such other Units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective liquidating distributions to which they are entitled.

(4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, the merger or consolidation of the Partnership into or with any other entity nor the merger or consolidation of any other entity into or with the Partnership shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Exhibit M.

(e) Redemption by the Partnership.

(1) Redemption. The Series M Preferred Units are not redeemable prior to January 31, 2011. On or after January 31, 2011, the General Partner may, at its option, cause the Partnership to redeem at any time all or, from time to time, part of the Series M Preferred Units at a price per unit, payable in cash, of $250.00, together with all accrued and unpaid Distributions thereon, without interest, to and including the date fixed for redemption. The Series M Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(2) Procedures of Redemption. At any time that the General Partner exercises its right to redeem all or any of the Series M Preferred Shares, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series M Preferred Units.

(f) Voting Rights. Except as required by law, the General Partner, in its capacity as the holder of the Series M Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

(g) General. The rights of the General Partner, in its capacity as holder of the Series M Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner other than in its capacity as the holder of the Series M Preferred Units.

Exhibit N

Series N Preferred Units

Series N Preferred Units. Pursuant to the authority granted under Section 4.02(a) of the Second Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership (the “Partnership Agreement”), the General Partner hereby establishes a series of Preferred Units designated the 7.25% Series N Cumulative Redeemable Preferred Units (liquidation preference $250.00 per unit) (the “Series N Preferred Units”) on the terms set forth in this Exhibit N. Capitalized terms used herein without definition have the meanings given to them in the Partnership Agreement.

(a) Number. The number of authorized units of the Series N Preferred Units shall be 440,000 and shall at all times be equal to the number of 7.25% Series N Cumulative Redeemable Preferred Shares (“Series N Preferred Shares”) issued by the General Partner and then outstanding. Series N Preferred Units shall be issued only to and held only by the General Partner.

(b) Relative Seniority. In respect of rights to receive Distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series N Preferred Units shall rank (i) on a parity with any class or series of Units of the Partnership (“Parity Units”) as to the payment of Distributions and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the Distribution rates, Distribution payment dates or redemption or liquidation prices per unit thereof are different from those of the Series N Preferred Units) if the holders of such class or series of Units and Series N Preferred Units shall be entitled to the receipt of Distributions and of amounts distributable upon liquidation, dissolution or winding up (taking into account the effects of allocations of Profits, Losses and other items) in proportion to their respective amounts of accrued and unpaid Distributions per unit or liquidation preferences without preference or priority one over the other, (ii) senior to any class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series N Preferred Units (collectively, “Junior Units”) and (iii) senior to the Common Units and any other class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series N Preferred Units (collectively, “Fully Junior Units”). Nothing contained in Section 4.06 of the Partnership Agreement or this Exhibit N shall prohibit the Partnership from issuing additional Units that are Parity Units with the Series N Preferred Units.

(c) Distributions.

(1) The General Partner, as holder of the then outstanding Series N Preferred Units, shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative Distributions at the rate of 7.25% of the liquidation preference per unit per year, payable quarterly in equal amounts of $4.53125 per unit in cash on the last calendar day of each March, June, and September, or, if not a Business Day (as hereinafter defined), the next succeeding Business Day, and on the last Business Day of December (each such day being hereinafter called a “Quarterly Distribution Date” and each period ending on a Quarterly Distribution Date being hereinafter called a “Distribution Period”), provided, however, that the first Distribution on the Series N Preferred Units will be paid on September 30, 2006. Distributions shall be payable to the General Partner, as holder of the Series N Preferred Units, at the close of business on the applicable record date (the “Record Date”), which shall be on such date designated by the Partnership for the payment of Distributions that is not more than 30 nor less than 10 days prior to such Quarterly Distribution Date. The amount of any Distribution payable for any partial Distribution Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions on each Series N Preferred Unit shall accrue and be cumulative from and including the date of original issue thereof whether or not (i) there are funds legally available for the payment of such Distributions or (ii) such Distributions are authorized. Distributions paid on the Series N Preferred Units in an amount less than the total amount of such Distributions at the time accrued and payable on such Series N Preferred Units shall be allocated pro rata on a per-unit basis among all such Series N Preferred Units at the time outstanding. Except as provided in the last sentence of this paragraph, unless the full cumulative Distributions on the Series N Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Distributions (other than Distributions payable solely in Common Units or other Fully Junior Units) shall be declared or paid or set aside for payment or other Distribution made upon the Common Units or any other Units ranking junior to or on a parity with the Series N Preferred Units as to Distributions or upon liquidation, nor shall any Common Units or any other Units ranking junior to or on a parity with the Series N Preferred Units as to Distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such Units) by the Partnership or any subsidiary of the Partnership (except for conversion into or exchange for such Units of the Partnership ranking junior to the Series N Preferred Units as to Distributions and upon liquidation). If accrued Distributions on the Series N Preferred Units for all prior Distribution Periods have not been paid in full, then any Distribution declared on the Series N Preferred Units for any Distribution Period and on any series of Preferred Units at the time outstanding ranking on a parity as to the Distributions with the Series N Preferred Units will be declared ratably in proportion to accrued and unpaid Distributions on the Series N Preferred Units and such series of Preferred Units at the time outstanding ranking on a parity as to Distributions with the Series N Preferred Units.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(2) The amount of any Distributions accrued on any Series N Preferred Units at any Quarterly Distribution Date shall be the amount of any unpaid Distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of Distributions accrued on any units of Series N Preferred Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid Distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual Distribution rate of 7.25% per unit for the period after such last preceding Quarterly Distribution Date, to and including the date as of which the calculation is made, based on a 360-day year consisting of twelve 30-day months.

(3) Except as provided in this Exhibit N, the Series N Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

(4) Any Distribution made on the Series N Preferred Units shall be first credited against the earliest accrued but unpaid Distribution due with respect to such Series N Preferred Units that remains payable.

(5) If, for any taxable year, the Partnership elects to designate as “capital gain Distributions” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the Distributions paid or made available for the year to holders of all classes of Units (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocated to the holder of the Series N Preferred Units shall be the amount that the total Distributions paid or made available to the holder of the Series N Preferred Units for the year bears to the Total Distributions.

(6) No Distributions on the Series N Preferred Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, Distributions on the Series N Preferred Units will accrue whether or not there are funds legally available for the payment of such Distributions or such Distributions are authorized.

(d) Liquidation Rights.

(1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the holder of the Series N Preferred Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership legally available for distribution to the Partners, before any payment or distribution shall be made on any Junior Units or any Fully Junior Units, the amount of $250.00 per Series N Preferred Unit, plus an amount equal to any accrued and unpaid Distributions thereon to the date of such liquidation, dissolution or winding up.

(2) After payment of the full amount of the liquidating distributions provided for in this Exhibit N to the holder of the Series N Preferred Units, such holder shall have no right or claim to any of the remaining assets of the Partnership.

(3) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the amounts payable with respect to the liquidating distributions of the Series N Preferred Units and any other Units of the Partnership ranking as to any such distribution on a parity with the Series N Preferred Units are not paid in full, the holders of the Series N Preferred Units and of such other Units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective liquidating distributions to which they are entitled.

(4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, the merger or consolidation of the Partnership into or with any other entity nor the merger or consolidation of any other entity into or with the Partnership shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Exhibit N.

(e) Redemption by the Partnership.

(1) Optional Redemption. The Series N Preferred Units are not redeemable prior to June 30, 2011. On or after June 30, 2011, the General Partner may, at its option, cause the Partnership to redeem at any time all or, from time to time, part of the Series N Preferred Units at a price per unit, payable in cash, of $250.00, together with all accrued and unpaid Distributions thereon, without interest, to and including the date fixed for redemption. The Series N Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(2) Procedures of Redemption. At any time that the General Partner exercises its right to redeem all or any of the Series N Preferred Shares, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series N Preferred Units.

(f) Voting Rights. Except as required by law, the General Partner, in its capacity as the holder of the Series N Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

(g) General. The rights of the General Partner, in its capacity as holder of the Series N Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner other than in its capacity as the holder of the Series N Preferred Units.

Exhibit O

Series O Preferred Units

Series O Preferred Units. Pursuant to the authority granted under Section 4.02(a) of the Second Amended and Restated Agreement of Limited Partnership of Duke Realty Limited Partnership (the “Partnership Agreement”), the General Partner hereby establishes a series of Preferred Units designated the 8.375% Series O Cumulative Redeemable Preferred Units (liquidation preference $250.00 per unit) (the “Series O Preferred Units”) on the terms set forth in this Exhibit O. Capitalized terms used herein without definition have the meanings given to them in the Partnership Agreement.

(a) Number. The number of authorized units of the Series O Preferred Units shall be 1,265,000 and shall at all times be equal to the number of 8.375% Series O Cumulative Redeemable Preferred Shares (“Series O Preferred Shares”) issued by the General Partner and then outstanding. Series O Preferred Units shall be issued only to and held only by the General Partner.

(b) Relative Seniority. In respect of rights to receive Distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series O Preferred Units shall rank (i) on a parity with any class or series of Units of the Partnership (“Parity Units”) as to the payment of Distributions and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the Distribution rates, Distribution payment dates or redemption or liquidation prices per unit thereof are different from those of the Series O Preferred Units) if the holders of such class or series of Units and Series O Preferred Units shall be entitled to the receipt of Distributions and of amounts distributable upon liquidation, dissolution or winding up (taking into account the effects of allocations of Profits, Losses and other items) in proportion to their respective amounts of accrued and unpaid Distributions per unit or liquidation preferences without preference or priority one over the other, (ii) senior to any class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series O Preferred Units (collectively, “Junior Units”) and (iii) senior to the Common Units and any other class or series of Units of the Partnership ranking, as to Distributions and upon liquidation, junior to the Series O Preferred Units (collectively, “Fully Junior Units”). Nothing contained in Section 4.06 of the Partnership Agreement or this Exhibit O shall prohibit the Partnership from issuing additional Units that are Parity Units with the Series O Preferred Units.

(c) Distributions.

(1) The General Partner, as holder of the then outstanding Series O Preferred Units, shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative Distributions at the rate of 8.375% of the liquidation preference per unit per year, payable quarterly in equal amounts of $5.23437 per unit in cash on the last calendar day of each March, June, and September, or, if not a Business Day (as hereinafter defined), the next succeeding Business Day, and on the last Business Day of December (each such day being hereinafter called a “Quarterly Distribution Date” and each period ending on a Quarterly Distribution Date being hereinafter called a “Distribution Period”), provided, however, that the first Distribution on the Series O Preferred Units will be paid on March 31, 2008. Distributions shall be payable to the General Partner, as holder of the Series O Preferred Units, at the close of business on the applicable record date (the “Record Date”), which shall be on such date designated by the Partnership for the payment of Distributions that is not more than 30 nor less than 10 days prior to such Quarterly Distribution Date. The amount of any Distribution payable for any partial Distribution Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions on each Series O Preferred Unit shall accrue and be cumulative from and including the date of original issue thereof whether or not (i) there are funds legally available for the payment of such Distributions or (ii) such Distributions are authorized. Distributions paid on the Series O Preferred Units in an amount less than the total amount of such Distributions at the time accrued and payable on such Series O Preferred Units shall be allocated pro rata on a per-unit basis among all such Series O Preferred Units at the time outstanding. Except as provided in the last sentence of this paragraph, unless the full cumulative Distributions on the Series O Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Distributions (other than Distributions payable solely in Common Units or other Fully Junior Units) shall be declared or paid or set aside for payment or other Distribution made upon the Common Units or any other Units

O-1

ranking junior to or on a parity with the Series O Preferred Units as to Distributions or upon liquidation, nor shall any Common Units or any other Units ranking junior to or on a parity with the Series O Preferred Units as to Distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such Units) by the Partnership or any subsidiary of the Partnership (except for conversion into or exchange for such Units of the Partnership ranking junior to the Series O Preferred Units as to Distributions and upon liquidation). If accrued Distributions on the Series O Preferred Units for all prior Distribution Periods have not been paid in full, then any Distribution declared on the Series O Preferred Units for any Distribution Period and on any series of Preferred Units at the time outstanding ranking on a parity as to the Distributions with the Series O Preferred Units will be declared ratably in proportion to accrued and unpaid Distributions on the Series O Preferred Units and such series of Preferred Units at the time outstanding ranking on a parity as to Distributions with the Series O Preferred Units.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(2) The amount of any Distributions accrued on any Series O Preferred Units at any Quarterly Distribution Date shall be the amount of any unpaid Distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of Distributions accrued on any units of Series O Preferred Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid Distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual Distribution rate of 8.375% per unit for the period after such last preceding Quarterly Distribution Date, to and including the date as of which the calculation is made, based on a 360-day year consisting of twelve 30-day months.

(3) Except as provided in this Exhibit O, the Series O Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership.

(4) Any Distribution made on the Series O Preferred Units shall be first credited against the earliest accrued but unpaid Distribution due with respect to such Series O Preferred Units that remains payable.

(5) If, for any taxable year, the Partnership elects to designate as “capital gain Distributions” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the Distributions paid or made available for the year to holders of all classes of Units (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocated to the holder of the Series O Preferred Units shall be the amount that the total Distributions paid or made available to the holder of the Series O Preferred Units for the year bears to the Total Distributions.

(6) No Distributions on the Series O Preferred Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, Distributions on the Series O Preferred Units will accrue whether or not there are funds legally available for the payment of such Distributions or such Distributions are authorized.

(d) Liquidation Rights.

(1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the holder of the Series O Preferred Units then outstanding shall be entitled to receive and to be paid out of the assets of the Partnership legally available for distribution to the Partners, before any payment or distribution shall be made on any Junior Units or any Fully Junior Units, the amount of $250.00 per Series O Preferred Unit, plus an amount equal to any accrued and unpaid Distributions thereon to the date of such liquidation, dissolution or winding up.

(2) After payment of the full amount of the liquidating distributions provided for in this Exhibit O to the holder of the Series O Preferred Units, such holder shall have no right or claim to any of the remaining assets of the Partnership.

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(3) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the amounts payable with respect to the liquidating distributions of the Series O Preferred Units and any other Units of the Partnership ranking as to any such distribution on a parity with the Series O Preferred Units are not paid in full, the holders of the Series O Preferred Units and of such other Units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective liquidating distributions to which they are entitled.

(4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, the merger or consolidation of the Partnership into or with any other entity nor the merger or consolidation of any other entity into or with the Partnership shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Exhibit O.

(e) Redemption by the Partnership.

(1) Optional Redemption. The Series O Preferred Units are not redeemable prior to February 22, 2013. On or after February 22, 2013, the General Partner may, at its option, cause the Partnership to redeem at any time all or, from time to time, part of the Series O Preferred Units at a price per unit, payable in cash, of $250.00, together with all accrued and unpaid Distributions thereon, without interest, to and including the date fixed for redemption. The Series O Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(2) Procedures of Redemption. At any time that the General Partner exercises its right to redeem all or any of the Series O Preferred Shares, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series O Preferred Units.

(f) Voting Rights. Except as required by law, the General Partner, in its capacity as the holder of the Series O Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

(g) General. The rights of the General Partner, in its capacity as holder of the Series O Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner other than in its capacity as the holder of the Series O Preferred Units.

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